Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160046

CALCULATION OF REGISTRATION FEE

	Proposed
	Aggregate	Amount of
	Offering	Registration
Class of Securities Registered	Price	Fee(1)
Senior Debt Securities	$600,000,000	$33,480

Guarantees of Senior Debt Securities	(2)	(2)

(1)	The registration fee is being paid on a deferred basis in reliance upon Rule 457(r).

(2)	In accordance with Rule 457(n), no separate fee is payable with respect to the Guarantees.

$600,000,000

11 3/4% Senior Notes due 2016

We are offering $600,000,000 aggregate principal amount of our 11 3/4% Senior Notes due 2016 (the “notes”). We will pay interest on the notes semi-annually on each of January 1 and July 1, commencing on January 1, 2010. The notes will mature on January 1, 2016.

We may redeem the notes, in whole or in part, on and after July 1, 2013 at the redemption prices described herein. Prior to July 1, 2013, we may redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus a “make whole” premium as described herein. Prior to July 1, 2012, we may redeem up to 35% of the notes using proceeds of certain equity offerings. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes will be our unsecured senior obligations. The notes will rank equal to all of our existing and future senior debt (subject to the prior rights of the holders of our secured indebtedness with respect to the collateral securing such indebtedness) and rank senior to all our existing and future subordinated debt. Our obligations under the notes will be guaranteed on a senior basis by certain of our current and future domestic subsidiaries. The notes will be structurally subordinated to the liabilities of any non-guarantor subsidiaries.

We intend to use the net proceeds of this offering and the net proceeds from the Eni Sale, as defined in “Prospectus Supplement Summary — Recent developments”, to repay the remaining borrowings under our second lien term loan facility. This offering is conditioned upon the consummation of the Eni Sale.

Investing in the notes involves risks. See the “Risk Factors” section beginning on page S-14 of this prospectus supplement and the “Risk Factors” section contained in Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

		Underwriting	Proceeds to
	Price to	Discounts and	Quicksilver
	Public	Commissions	Resources Inc.(1)

Per note	96.717%	2.000%	94.717%
Total	$580,302,000	$12,000,000	$568,302,000

(1)	Before expenses and plus accrued interest, if any from June 25, 2009.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Delivery of the notes, in book-entry form only, will be made on or about June 25, 2009 through The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities	J.P. Morgan

Joint Lead Managers

BNP PARIBAS	Scotia Capital

Senior Co-Managers

CALYON	RBS	TD Securities	Wedbush Morgan Securities Inc.

Co-Managers

BBVA Securities	CIBC World Markets Corp.	Comerica Securities	Daiwa Securities America Inc.

KeyBanc Capital Markets	SOCIETE GENERALE	U.S. Bancorp Investments, Inc.

The date of this prospectus supplement is June 18, 2009.

Prospectus Supplement

Prospectus

About this Prospectus	1
Quicksilver Resources Inc.	1
Use of Proceeds	1
Ratio of Earnings to Fixed Charges	1
Description of Securities	2
Description of Quicksilver Capital Stock	2
Description of Depositary Shares	5
Description of Debt Securities	6
Description of Warrants	13
Description of Purchase Contracts	14
Description of Units	14
Forms of Securities	14
Plan of Distribution	16
Where You Can Find More Information	17
Information Concerning Forward-Looking Statements	18
Validity of the Securities	19
Experts	19
Reserve Engineers	20

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of those documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes.

It is expected that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which is the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). You should note that trading of the notes on the date of this prospectus supplement or the next succeeding business day may be affected by the T+5 settlement. See “Underwriting.’’

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes and guarantees. The second part is the accompanying prospectus, which gives more general information. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

NOTICE TO INVESTORS

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other U.S. regulatory authority has approved or disapproved of the securities offered hereby nor has any of the foregoing authorities passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

In making an investment decision, prospective investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus supplement and the accompanying prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar, laws or regulations.

This prospectus supplement and the accompanying prospectus contain summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

Prospectus Supplement Summary

This summary highlights selected information contained elsewhere in this document and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including “Risk factors,” the financial data, the financial statements and the related notes and other information incorporated by reference in this document and the other documents to which we have referred. Unless otherwise indicated or required by the context, as used in this document, the terms “Quicksilver,” “we,” “our” and “us” refer to Quicksilver Resources Inc. and all of its subsidiaries that are consolidated under accounting principles generally accepted in the United States (“GAAP”). Some of the oil and gas terms we use are defined under “Definitions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Our fiscal year ends on December 31 of each year.

Our company

We are a Fort Worth, Texas based independent energy company engaged primarily in exploration, development and production of natural gas from unconventional onshore reservoirs in North America. We own producing oil and natural gas properties in the United States, principally in Texas, Wyoming and Montana, and in Alberta, Canada. At December 31, 2008 these properties had estimated total proved reserves of approximately 2.2 Tcfe, of which approximately 99% was natural gas and NGLs and approximately 63% was proved developed. Based on 2008 average production from these properties, our implied reserve life (proved reserves divided by annualized fourth-quarter 2008 production) was 18.5 years and our implied proved developed reserve life (proved developed reserves divided by annualized fourth quarter 2008 production) was 11.6 years. In addition to our natural gas and oil operations, we own approximately 73% of Quicksilver Gas Services LP (“KGS”), a publicly-traded midstream master limited partnership controlled by us, and approximately 41% of the limited partner units of BreitBurn Energy Partners L.P. (“BBEP” or “BreitBurn”), a publicly-traded oil and natural gas exploration and production master limited partnership.

Growth and strategic acquisitions

Since 2004, we have grown our reserves and production at a compound annual growth rate of 65% and 21%, respectively, through December 31, 2008. We have achieved an annual reserve replacement ratio of 840%, 780% and 785% in 2006, 2007 and 2008, respectively.

In August 2008, we completed the $1.3 billion purchase of producing and non-producing leasehold, royalty and midstream assets in the Barnett Shale in northern Tarrant and southern Denton counties of Texas, which we refer to in this prospectus supplement as the Alliance Acquisition, which we believe complements our existing operations in the Fort Worth Basin of North Texas. Consideration in the transaction was $1 billion in cash and $262 million in our common stock. We funded the cash portion of the transaction by drawing $675 million on our second lien term loan facility and drawing the remainder on our senior secured revolving credit facilities. We estimate that the 13,000 net acres acquired contain more than one trillion cubic feet of net recoverable natural gas resources, including 299 Bcf classified as proved at the time of the acquisition.

We believe that much of our future growth will be through development, exploitation and exploration of our leasehold interests, including those in the Barnett Shale formation in the Fort Worth Basin in North Texas, the Horn River Basin of Northeast British Columbia, Canada and in coal bed methane (“CBM”) formations in Alberta, Canada. We intend to focus our capital-spending program primarily on the continued development, exploitation and exploration of our properties in Texas and Alberta. For 2009, we have established a revised capital forecast of $500 million, of which we have allocated approximately $350 million for drilling activities, approximately $100 million for the construction of gathering and processing facilities to support our activities in Texas (including approximately $44 million to be funded by KGS), approximately $25 million for exploration activities, approximately $20 million for the acquisition of additional leasehold interests and approximately $5 million for other capital expenditures.

Business strengths

High-quality asset base with long reserve life.  We had total proved reserves of approximately 2.2 Tcfe as of December 31, 2008, of which 99% was natural gas and NGLs and 63% was proved developed. The majority of these reserves are located in our core areas in the Fort Worth Basin in North Texas and the Western Canadian Sedimentary Basin in Alberta, Canada, which accounted for approximately 84% and 15%, respectively, of our proved reserves. Based on our annualized fourth-quarter 2008 average production from these properties, our implied reserve life (proved reserves at December 31, 2008 divided by annualized fourth-quarter 2008 production) was 18.5 years and our implied proved developed reserve life (proved developed reserves at December 31, 2008 divided by annualized fourth quarter 2008 production) was 11.6 years. We believe our assets are characterized by long reserve lives and predictable well production profiles. As of December 31, 2008, we operated properties containing approximately 99% of our proved reserves.

Multi-year inventory of development and exploitation drilling projects.  As of December 31, 2008, we owned leases covering more than 542,000 net acres in our core areas in the Fort Worth and the Western Canadian Sedimentary basins, of which approximately 42% were undeveloped. Within the Fort Worth Basin alone, we have more than 1,650 identified remaining drilling locations, which, at the 2009 anticipated drilling rate of proved reserves, provide us with a 16-year inventory of drilling locations. Our drilling success rate has averaged 99% during the past three years. We use three-dimensional seismic data to enhance our ongoing drilling and development efforts as well as to identify new targets in both new and existing fields, and our seismic library covers more than 90% of our acreage in the Fort Worth Basin. For 2009, we have revised our capital forecast to approximately $350 million for drilling activities, including approximately $290 million in the Fort Worth Basin.

Proven record of organic growth in reserves and production.  During the past three years, we have added approximately 1.5 Tcfe of proved reserves from organic development drilling activities. We have supplemented this activity with the Alliance Acquisition, which added 299 Bcfe of proved reserves at the time of the purchase. We divested approximately 546 Bcfe of proved reserves associated with the oil and gas properties and facilities in Michigan, Indiana and Kentucky conveyed to BreitBurn on November 1, 2007 (the “Northeast Operations”). Our growth has resulted from our ability to acquire attractive undeveloped acreage and apply our technical expertise to find, develop and produce reserves. In recent years, we have demonstrated this ability through our accomplishments in our core areas in the Fort Worth and the Western Canadian Sedimentary basins and the acquisition of 127,000 acres in the Horn River Basin of Northeast British Columbia, Canada. We believe our current acreage position will provide opportunities to continue our reserve and production growth.

Midstream strength.  Our midstream operations, which are owned or operated by KGS, are well positioned to complement our growth initiatives in the Fort Worth Basin and to compete with other midstream providers for unaffiliated business. Our operational structure allows our midstream operations to more accurately forecast future gathering and processing estimates and to assess the need and timing for capacity additions. KGS’s assets in the Fort Worth Basin are well positioned to expand the gathering system footprint, increase throughput volumes and plant utilization, all of which ultimately increase cash flows.

Experienced management and technical team.  Our CEO, Glenn Darden, and our Chairman, Thomas Darden, are founding members of our company and have held executive positions at Quicksilver since our formation. They both have been in the oil and natural gas business their entire professional careers. Since our formation, they, along with an experienced executive management team, have successfully implemented a disciplined growth strategy with a primary focus on net asset value growth through the development of unconventional resources. Our executive management team is supported by a core team of technical and operating managers who have significant industry experience, including experience in drilling and completing horizontal wells and in unconventional reservoirs.

Business strategy

We have a multi-pronged strategy to increase share value through cost-effective growth in production and reserves by focusing on unconventional natural gas plays onshore in North America. This strategy takes advantage of our proven record and expertise in identifying and developing properties containing fractured shales, coalbed methane and tight sands. Our strategy includes the following key elements:

Focus on core areas of repeatable, low-risk development.  We intend to invest the vast majority of our 2009 capital budget on low-risk development and exploitation projects on our extensive leasehold positions in the Fort Worth and Western Canadian Sedimentary basins. In 2009, we expect to concentrate our drilling in our Barnett Shale properties in the Fort Worth Basin of North Texas and in our Canadian coalbed methane properties in Alberta, Canada and in the Horn River Basin of Northeast British Columbia, Canada. We believe that operating in concentrated areas allows us to more efficiently deploy our resources, manage costs and leverage our base of technical expertise.

Pursue disciplined organic growth opportunities.  We intend to invest approximately 10% of our 2009 capital budget in high-potential, longer cycle-time exploration projects to replenish our inventory of development projects for the future. Through our activities in each of the Fort Worth and Western Canadian Sedimentary basins, we have developed significant expertise in identifying, developing and producing fractured shales, coal seams and tight sands. We are focused on identifying and evaluating opportunities that allow us to apply this expertise and experience to the development and operation of other unconventional reservoirs in North America. In 2009, we will focus our exploratory activities on our 127,000 acres in the Horn River Basin of Northeast British Columbia where we hold a 100% working interest. We also expect to complete the exploratory evaluation of our acreage in the Delaware Basin of West Texas in 2009. In addition, we may seek to acquire similar acreage positions for future exploration activities.

Enhance profitability through control and marketing of our natural gas and crude oil.  We seek to maximize profitability by exercising control over the delivery of our production to distribution pipelines owned by third parties. We seek to achieve this by continuing to improve upon and add to our gathering and processing infrastructure. We believe this allows us to better manage the physical movement of our production and the costs of our operations by decreasing dependency on third parties. We also monitor the spot markets for commodities and seek to sell our uncommitted production into the most attractive markets. We continue to control our midstream operations in the Fort Worth Basin through our approximate 73% interest in KGS, including 100% of its general partner. KGS brought on line an additional 125 Mmcfd of processing capacity during the first quarter of 2009.

Maintain flexible financial profile.  We believe that a conservative financial structure will better position us to capitalize on opportunities and to limit our financial risk. Our ownership interests in KGS and BBEP provide additional financial flexibility for the Company while enabling us to participate in the expected future growth of both these entities. In addition, to help ensure a level of predictability in the prices we receive for our natural gas and crude oil production, we hedge the commodity price of our products with financial instruments covering a substantial portion of our production. We regularly review the credit-worthiness of our hedging counterparties, and our hedging program is spread among numerous financial institutions, all of which participate in our credit facility.

Recent developments

On April 20, 2009, our bank group affirmed the borrowing base on our senior secured revolving credit facilities at $1.2 billion. The borrowing base is subject to annual and certain other redeterminations. The credit facilities continue to provide for $1.2 billion of revolving credit commitments and we have the option to increase the commitments under the facilities to $1.45 billion with consent of the lenders. We can also extend the term of the facilities, which mature on February 9, 2012, up to two additional years with lender approval.

In connection with affirming the borrowing base, we and our bank group amended the credit agreements governing the senior secured revolving credit facilities to include (i) eurodollar and specified rate margins with a range of 2.25% to 3.25% (depending on the then-current borrowing base usage), (ii) ABR margin with a range of 1.375% to 2.375% (depending on the then-current borrowing base usage), (iii) a floor to the ABR margin of one-month London Interbank Offered Rate (LIBOR) plus 1%, and (iv) an unused commitment fee rate of 0.5%. The foregoing margins will decrease by 0.25% upon full repayment of our second lien term loan.

On May 15, 2009, we entered into an Asset Purchase Agreement with Eni US Operating Co. Inc. and Eni Petroleum US LLC to sell an undivided 27.5% of our undivided interests in certain oil and gas leases, royalty interests, mineral interests and related assets acquired in the Alliance Acquisition, for a purchase price payable at closing of approximately $280 million in cash, which we refer to in this prospectus supplement as the Eni Sale. The purchase price to be paid under the Asset Purchase Agreement is subject to certain purchase price adjustments. This offering is conditioned upon the consummation of the Eni Sale.

The transactions contemplated by the Asset Purchase Agreement are expected to close on or about June 19, 2009, subject to the satisfaction or waiver of customary closing conditions. The ownership interest in the assets will be transferred at closing effective as of April 1, 2009. The transactions include pricing support, capital commitments made by the buyers, capital expenditure commitments made by us and obligations made by the buyers regarding the payment of certain midstream capital expenditures. The pricing support is in place through December 31, 2010 and provides for the purchase of the buyers’ production at a fixed price of $8.60 per mmbtu less certain gathering and transportation deductions. Based on December 31, 2008 reserves, the Eni Sale represents approximately 5.8% of our total proved reserves.

The Asset Purchase Agreement contains customary representations, warranties, covenants, indemnification obligations and closing conditions. Subject to certain conditions and exceptions, the Asset Purchase Agreement may be terminated prior to the closing under certain circumstances, including that (a) the parties mutually consent to the termination, (b) the closing has not occurred prior to the close of business on July 1, 2009, (c) there is a failure to perform in all material respects certain covenants, (d) there is a material breach of representations and warranties, (e) a casualty loss results in the decrease in the value of the assets by at least $20.0 million and (f) purchase price reductions on account of title defects and/or the loss of certain rights with respect to certain option properties exceeds $28.0 million.

On May 28, 2009, we entered into an amendment to our senior secured revolving credit facilities, and on June 17, 2009, we entered into an amendment to our second lien term loan facility. The amendment to our senior secured revolving credit facilities provides us with the ability to incur additional indebtedness on terms substantially consistent with our existing senior notes, which additional indebtedness shall have: (a) an aggregate yield to maturity not to exceed 14%, (b) a maturity date no earlier than six years after the date of issuance, (c) an aggregate principal amount not to exceed $600,000,000 and (d) no scheduled amortization of principal; provided that such additional indebtedness must be issued prior to August 1, 2009. The net proceeds of such additional indebtedness are required to be applied towards prepayment of the outstanding loans under our second lien term loan facility. Such additional indebtedness are required to be secured pari passu with our existing senior notes and our second lien term loan facility until our second lien term loan facility has been repaid in full in cash and the liens securing our second lien term loan facility and the existing senior notes shall have been released. The amendment to our second lien term loan facility also correspondingly permits us to incur such additional debt. The amendments also included amendments to the financial and restrictive covenants included therein. See “Description of Other Indebtedness.”

Our principal executive offices are located at 777 West Rosedale Street, Fort Worth, Texas 76104. Our telephone number is (817) 665-5000. We maintain a website at www.qrinc.com; however, the information on our website is not part of this document, and you should rely only on the information contained in this document and in the documents we incorporate by reference when making a decision as to whether to invest in the notes.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the Indenture, dated as of December 22, 2005, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture relating to the notes, among the Company, the Trustee and the subsidiary guarantors.

Issuer	Quicksilver Resources Inc.

Securities offered	$600,000,000 aggregate principal amount of 11 3/4% Senior Notes due 2016.

Maturity	January 1, 2016.

Interest payment dates	January 1 and July 1, commencing January 1, 2010.

Optional redemption	The notes will be redeemable at our option, in whole or in part, at any time on and after July 1, 2013 at the redemption prices described in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to July 1, 2013, we may redeem the notes, in whole but not in part, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium.

Additionally, at any time prior to July 1, 2012, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings of our shares of common stock at a redemption price of 111.75% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

Change of control	If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of the Notes — Change of control.”

Guarantees	The payment of the principal, premium, if any, and interest on the notes will be fully and unconditionally guaranteed on a senior basis by certain of our current and future subsidiaries. The subsidiary guarantees will rank equal to all existing and future senior indebtedness of our subsidiary guarantors, including their guarantees of our obligations under our senior secured revolving credit facilities (subject to the prior rights of the holders of the secured indebtedness of our subsidiary guarantors with respect to the collateral securing such indebtedness). See “Description of the Notes — Subsidiary Guarantees.”

Ranking	The notes will be our unsecured senior obligations. The notes and the subsidiary guarantees will rank:

•  equally in right of payment with any of our and our subsidiary guarantors’ existing and future senior indebtedness (subject to the prior rights of the holders of our secured indebtedness with respect to the collateral securing such indebtedness);

• senior in right of payment to any of our and our subsidiary guarantors’ existing and future subordinated obligations; and

• structurally junior in right of payment to the existing and future indebtedness of our non-guarantor subsidiaries.

As of March 31, 2009, after giving pro forma effect to this offering, the April 2009 debt reclassification described under “Use of Proceeds” below, and the Eni Sale and the application of the combined net proceeds from this offering, and the Eni Sale as described in “Use of Proceeds,” the notes would have been structurally subordinated to approximately $197 million of indebtedness of our non-guarantor subsidiaries, would have been equal in rank to approximately $1.81 billion of our other senior indebtedness subject to the prior rights of the holders of approximately $728 million of our secured indebtedness with respect to the collateral securing indebtedness on a first priority basis), and would have been senior in rank to $350 million of our senior subordinated indebtedness and $150 million of our convertible subordinated debentures. See “Description of the Notes — Ranking.”

Covenants	We will issue the notes under an indenture with the Trustee. The indenture will, among other things, limit our ability and the ability of our subsidiary guarantors to:

• incur additional debt;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

• make investments;

• create liens on our assets or engage in sale/leaseback transactions;

• create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

• engage in transactions with our affiliates;

• transfer or sell assets; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of the Notes — Certain covenants.”

Absence of an established market for the notes	The notes will be a new class of securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained.

Use of proceeds	We intend to use the net proceeds from this offering to repay borrowings under our second lien term loan facility. We intend also to use the net proceeds from the Eni Sale to repay the remaining outstanding borrowings under our second lien term loan facility, and to terminate such facility upon such repayment. See “Use of Proceeds” and “Capitalization.”

Conditions to the Offering	This offering is conditioned upon the consummation of the Eni Sale. Moreover, because the consummation of the Eni Sale is subject to the satisfaction or waiver of specified conditions, there can be no assurances as to whether or when, or the final terms upon which, the Eni Sale will be consummated.

Risk factors

Investing in the notes involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference therein, prior to making an investment in the notes. See “Risk Factors” beginning on page S-14.

Summary Historical Financial Data

The following tables set forth summary consolidated financial data as of and for each of the three years ended December 31, 2008, 2007 and 2006 and the three months ended March 31, 2009 and 2008. This data was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended on March 9, 2009, June 1, 2009 and June 17, 2009 (collectively, the “2008 Form 10-K”), and from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 as amended on June 17, 2009 (the “Q109 Form 10-Q”), each of which is incorporated by reference herein. The financial data below should be read together with our consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the 2008 Form 10-K and the Q109 Form 10-Q.

				Three Months Ended
	Year Ended December 31,			March 31,
	2008(1)	2007(2)	2006	2009(3)	2008
	($ in thousands unless otherwise indicated)

Statement of operations information:
Revenues:
Natural gas, NGL and crude oil sales	$780,788	$545,089	$386,540	$183,554	$158,356
Other	19,853	16,169	3,822	2,378	(739)

Total revenues	800,641	561,258	390,362	185,932	157,617

Expenses:
Oil and gas production expense	135,661	136,831	95,176	32,734	32,530
Production and ad valorem taxes	16,794	16,142	15,619	4,366	2,659
Other operating costs	3,918	2,792	1,461	964	1,231
Depletion, depreciation and accretion	188,196	120,697	78,800	59,696	35,059
General and administrative	72,254	47,060	25,636	17,381	15,415

Total expenses	416,823	323,522	216,692	115,141	86,894
Impairment related to oil and gas properties	(633,515)	—	—	(896,483)	—
Income from equity affiliates	—	661	526	—	—
Gain on sale of oil and gas properties	—	628,709	—	—	—
Loss on natural gas sales contract	—	(63,525)	—	—	—

Operating income (loss)	(249,697)	803,581	174,196	(825,692)	70,723
Other income (expense):
Income from earnings of BBEP	93,298	—	—	102,084	6,219
Impairment of investment in BBEP	(320,387)	—	—	(102,084)	—
Other income — net	807	3,887	1,825	761	1,486
Interest expense	(109,098)	(76,662)	(49,773)	(40,201)	(13,435)

Income (loss) before income taxes and minority interest	(585,077)	730,806	126,248	(865,132)	64,993

Income tax (expense) benefit	211,455	(254,361)	(36,151)	297,823	(23,351)
Net income (loss)	(373,622)	476,445	90,097	(567,309)	41,642
Net income attributable to noncontrolling interests	(4,654)	(1,055)	(91)	(1,670)	(508)

Net income (loss) attributable to Quicksilver	$(378,276)	$475,390	$90,006	$(568,979)	$41,134

						Three Months Ended
	Year Ended December 31,					March 31,
	2008(1)	2007(2)		2006		2009(3)	2008
	($ in thousands unless otherwise indicated)

Balance sheet information (as of period end):
Property, plant and equipment — net	3,797,715	2,142,346		1,679,280		3,027,307	2,430,764
Total assets	4,498,208	2,773,751		1,881,052		3,831,556	3,107,782
Long-term debt	2,586,046	788,518		887,917		2,687,214	1,092,057
Long-term obligations excluding debt	47,715	34,473		25,058		52,272	35,598
Total equity	1,211,563	1,192,468		602,119		711,386	1,148,146
Cash flow information:
Cash provided by operating activities	456,566	319,104		242,186		149,287	43,284
Cash used in investing activities	(2,278,588)	(269,752)		(612,025)		(255,568)	(378,646)
Cash provided (used) by financing activities	1,796,753	(32,276)		361,311		104,087	309,586
Other financial information:
EBITDA(4)	(292,437)	$927,110		$254,730		$(766,905)	$112,979
Impairment(5)	953,902	—		—		998,567	—
Ratio of earnings to fixed charges(6)	—	10.3	x	3.4	x	—	6.1	x
Debt to proved reserves ($/Mcfe)(7)	$1.18	$0.53		$0.59		N/A	N/A

(1)	Operating loss for 2008 includes a charge of $633.5 million for impairment associated with our U.S. oil and gas properties. Net loss for 2008 also includes $93.3 million of pretax income attributable to our proportionate ownership of BBEP and a pretax charge of $320.4 million for impairment of our investment in BBEP.

(2)	Operating income for 2007 includes a gain of $628.7 million recognized from the divestiture of our Northeast Operations and a charge of $63.5 million related to a natural gas supply contract (see notes 4 and 5 to the consolidated financial statements included in the 2008 Form 10-K). Net income for 2007 includes a gain net of income tax of $408.7 million recognized from the divestiture of our Northeast Operations and a charge net of income tax of $41.3 million related to a natural gas supply contract (see notes 4 and 5 to the consolidated financial statements included in the 2008 Form 10-K). Giving pro forma effect to exclude our Northeast Operations as though they were divested on January 1, 2007, revenues, and operating income for 2007 would have been $436.0 million, and $196.4 million, respectively.

(3)	Operating loss in the quarter ended March 31, 2009 includes a charge of $896.5 million for a ceiling test impairment of our U.S. and Canadian oil and gas properties.

(4)	EBITDA represents net earnings before income taxes, interest expense, depreciation, depletion and amortization. EBITDA is not a measure calculated in accordance with GAAP. EBITDA should not be considered as an alternative to net income, income before taxes, net cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. We believe that EBITDA is a widely accepted financial indicator of a company’s operational performance and its ability to incur and service debt and to fund capital expenditures. Because EBITDA is commonly used in the oil and gas industry, we believe it is useful in evaluating our ability to meet our interest obligations in connection with this offering. EBITDA calculations may vary among entities, so our computation of EBITDA may not be comparable to EBITDA or similar measures of other entities. In evaluating EBITDA, we believe that investors should consider, among other things, the amount by which EBITDA exceeds interest costs, how EBITDA compares to principal payments on debt and how EBITDA compares to capital expenditures for each period. EBITDA is reconciled to net income as shown in the table below.

The following table provides a reconciliation of net income to EBITDA:

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008

Net income (loss) attributable to Quicksilver	$(378,276)	$475,390	$90,006	$(568,979)	$41,134
Adjustments:
Depletion, depreciation and accretion	188,196	120,697	78,800	59,696	35,059
Interest expense	109,098	76,662	49,773	40,201	13,435
Income tax expense (benefit)	(211,455)	254,361	36,151	(297,823)	23,351

EBITDA	$(292,437)	$927,110	$254,730	$(766,905)	$112,979

(5)	Includes impairment of our oil and gas properties and our investment in BBEP.

(6)	The shortfall in the earnings available for fixed charges to achieve a ratio of earnings to fixed charges of 1.0 amounted to $956.1 million and $635.8 million for the three months ended March 31, 2009 and the year ended December 31, 2008, respectively.

(7)	Represents long-term debt at the end of the period presented (including current portion) divided by proved reserves at the end of the period presented.

Summary Reserve And Cost Data

The following table sets forth summary data with respect to estimated proved reserves, costs incurred, reserve replacement ratios and finding costs on a historical basis as of and for the periods presented. Independent petroleum engineers with Data & Consulting Services Division of Schlumberger Technology Corporation and LaRoche Petroleum Consultants, Ltd. prepared our proved reserve estimates. The following table does not include any amounts associated with our 41% ownership of BBEP.

	Year Ended December 31,
	2008	2007	2006

Proved reserves (as of period ended)
Natural gas (MMcf)	1,639,068	990,789	1,241,677
Crude oil (MBbl)	2,914	3,075	6,315
NGL (MBbl)	91,935	90,065	48,001
Total (MMcfe)	2,208,162	1,549,624	1,567,573
% natural gas and NGLs	99%	99%	98%
% proved developed	63%	62%	63%
Reserve life (years)(1)	18.5	28.2	25.6
Costs incurred
Proved acreage acquisition costs	$787,172	$—	$—
Unproved acreage acquisition costs	538,818	48,479	33,622
Development costs	904,661	716,240	203,482
Exploration costs	40,441	87,815	307,635

Total	$2,271,092	$852,534	$544,739
Annual reserve replacement ratio(2)	785%	780%	840%
Finding costs(3)	$2.50	$1.37	$0.95

(1)	Calculated by dividing year-end proved reserves by production for the year (excluding, with respect to 2007, production from properties in Michigan, Indiana and Kentucky that were divested on November 1, 2007). With respect to 2008, reserve life has been calculated by dividing year-end proved reserves by annualized Q408 production in order to reflect the Alliance Acquisition. This methodology implies that reserves are produced ratably over the reserve life indicated. Generally, a new well reaches its peak production during its first year in production, and thereafter production from the well declines, initially at an accelerated rate before moderating to a more gradual rate over the majority of the well’s productive life.

(2)	The reserve replacement ratio is calculated by dividing the sum of reserve additions from all sources (net revisions, purchases, extensions and discoveries) by the actual production for the period. We expect to continue to add to our total proved reserves through these activities, but various factors could impede our ability to do so. See “Risk Factors” in the Q109 Form 10-Q. The reserve additions and production figures used in the calculation of our reserve replacement ratio are derived directly from the proved reserve table presented in note 25 to our consolidated financial statements included in the 2008 Form 10-K.

We use the reserve replacement ratio as an indicator of our ability to replenish annual production volumes and grow reserves. We believe that reserve replacement is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a means of evaluating the operational performance and prospects of entities engaged in the production and sale of depleting natural resources. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not consider the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The ratio does not distinguish between changes in reserve quantities that are developed and those that will require additional time and funding to develop. The percentage of our proved reserves that were developed was 63%, 62% and 63% as of December 31, 2008, 2007 and 2006, respectively.

(3)	Finding costs are calculated by dividing (x) exploration, development and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period. The following table sets forth reconciliations of our finding costs for each of the years ended December 31, 2008, 2007 and 2006 to the information required by SFAS No. 69. The methods we use to calculate our finding costs may differ significantly from methods used by other companies to compute similar measures. As a result, our finding costs may not be comparable to similar measures provided by other companies.

We believe that providing a measure of finding costs is useful in evaluating how much it costs, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the 2008 Form 10-K. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, finding costs do not necessarily reflect precisely the costs associated with particular reserves. For example, exploration costs may be recorded in periods prior to the periods in which related increases in reserves are recorded, and development costs may be recorded in periods subsequent to the periods in which related increases in reserves are recorded. In addition, changes in commodity prices can affect the magnitude of recorded increases in reserves independent of the related costs of such increases. As a result of the foregoing factors and various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, including factors disclosed in “Risk Factors” in the Q109 Form 10-Q, we cannot assure you that our future finding costs will not differ materially from those set forth above.

	Year Ended December 31,
Dollars in Millions, Reserves in Billions of Cubic Feet Equivalent	2008		2007	2006

Total exploration, development and acquisition capital expenditures	$2,271.1		$852.5	$544.7
SFAS 143 asset retirement additions	5.7		5.4	5.4
Adjustments
Unevaluated costs at beginning of period	215.2		191.7	132.1
Unevaluated costs at end of period	(605.9	)(1)	(215.2)	(191.7)

Adjusted capital expenditures related to reserve additions	$1,886.1		$834.4	$490.5

Reserve extensions, discoveries, revisions and purchases (Bcfe)	754.7		607.7	515.1

Finding costs ($/mcfe)	$2.50		$1.37	$0.95

(1)	Assumes that $62.4 million of costs related to West Texas were not moved out of unevaluated costs in 2008.

Summary Production And Operating Data

The following table sets forth summary data with respect to production and other operating data on a historical basis for the periods presented:

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007(1)	2006(2)	2009	2008

Production data:
Natural gas (MMcf)	68,128	59,619	53,265	21,821	13,055
Oil and condensate (MBbl)	483	584	587	135	114
NGL (MBbl)	4,196	2,470	746	1,202	913
Total production (MMcfe)	96,201	77,946	61,262	29,839	19,214
Production revenues (in millions):
Natural gas sales	$552.0	$401.0	$322.4	$153.5	$104.5
Oil and condensate sales	38.1	37.3	35.2	4.6	8.8
NGL sales	190.7	106.8	29.0	25.4	45.1

Total production sales	$780.8	$545.1	$386.5	$183.5	$158.4
Effective unit revenues — including impact of hedges:
Natural gas (per Mcf)	$8.10	$6.73	$6.05	$7.04	$8.00
Oil and condensate (per Bbl)	78.83	63.87	59.99	34.42	77.46
NGL (per Bbl)	45.44	43.23	38.85	21.13	49.36
Oil and gas production expenses (per Mcfe)	$1.41	$1.76	$1.55	$1.10	$1.69
Production and ad valorem taxes (per Mcfe)	$0.17	$0.21	$0.25	$0.15	$0.14
General and administrative expenses (per Mcfe)	$0.75	$0.60	$0.42	$0.58	$0.80

(1)	Data for the year ended December 31, 2007 reflects the following with respect to our divested Northeast Operations: 20,485 MMcf, 292 MBbl, 121 MBbl and 22,959 MMcfe of natural gas, oil and condensate, NGL and total production, respectively; $100,811, $18,603, $4,512 and $123,926 of natural gas sales, oil and condensate sales, NGL sales and total production sales, respectively; and $4.92, $63.81, $37.36, $2.13 and $0.41 of natural gas effective unit revenues per Mcfe, oil and condensate effective unit revenues per Bbl, NGL effective unit revenues per Bbl, oil and gas production expenses per Mcfe and production and ad valorem taxes per Mcfe, respectively.

(2)	Data for the year ended December 31, 2006 reflects the following with respect to our divested Northeast Operations: 26,177 MMcf, 339 MBbl, 153 MBbl and 29,131 MMcfe of natural gas, oil and condensate, NGL and total production, respectively; $137,513, $21,155, $5,392 and $164,060 of natural gas sales, oil and condensate sales, NGL sales and total production sales, respectively; and $5.25, $62.33, $35.27, $1.54 and $0.37 of natural gas effective unit revenues per Mcf, oil and condensate effective unit revenues per Bbl, NGL effective unit revenues per Bbl, oil and gas production expenses per Mcfe and production and ad valorem taxes per Mcfe, respectively.

Risk Factors

You should carefully consider the risks described below, together with the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section in Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such cases, you may lose all or part of your original investment.

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this document.

Your ability to receive payments under the notes is subject to the prior rights of the holders of our secured indebtedness and the secured indebtedness of our subsidiary guarantors with respect to the collateral securing such indebtedness.

Our obligations under the notes will be unsecured, but our U.S. borrowings under our senior secured revolving credit facilities are secured by substantially all of our and our subsidiary guarantors’ assets (including U.S. producing oil and gas properties). Our Canadian borrowings under our senior secured revolving credit facilities are secured by substantially all of our and our subsidiary guarantors’ and Canadian subsidiaries’ assets (including producing oil and gas properties). In the event of our bankruptcy, liquidation or dissolution, or if we default under our senior secured revolving credit facilities, the lenders could declare all funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the collateral securing such indebtedness to the exclusion of the holders of the notes, even if an event of default exists under the indenture at such time. In such event, because the notes will not be secured by any of our assets it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, that such assets would be insufficient to satisfy such claims fully. See “Description of Other Indebtedness.”

As of March 31, 2009, after giving pro forma effect to this offering, the April 2009 debt reclassification and the Eni Sale (subject to the satisfaction or waiver of the conditions to the consummation thereof) and the application of the combined net proceeds of $848 million from this offering and the Eni Sale as described in “Use of Proceeds,” our senior secured indebtedness would have been approximately $728 million, which includes letters of credit, accrued interest and hedging obligations with parties to our senior secured revolving credit facilities, and we would have had $400 million of remaining borrowing base capacity under our senior secured revolving credit facilities (after giving recognition to a $75 million reduction associated with the assets from the Eni Sale), which would be senior secured indebtedness if incurred. Although the indenture governing the notes contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be senior secured indebtedness. See “Description of the Notes — Certain covenants — Limitation on indebtedness.”

The notes are not secured by our assets or the assets of our subsidiary guarantors.

The notes will be our general unsecured obligations and will be subject to prior rights of the holders of the secured indebtedness of the Company and its subsidiaries with respect to the collateral securing such indebtedness. If we become insolvent or are liquidated, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured debt before any payments are made on our unsecured debt, such as the notes. Our U.S. borrowings under our senior secured revolving credit facilities are secured by substantially all of our and our subsidiary guarantors’ assets (including U.S. producing oil and gas properties) and our Canadian borrowings under our senior secured revolving credit facilities are secured on a senior basis by substantially all of our and our subsidiary guarantors’ and Canadian subsidiaries’ assets (including producing oil and gas properties).

The notes will be structurally subordinated to all indebtedness and other liabilities of our existing and future subsidiaries that are not guarantors of the notes.

You will not have any claim as a creditor against any of our subsidiaries that are not guarantors of the notes, including our Canadian subsidiaries, KGS, its subsidiaries and the subsidiaries through which we hold our interests in KGS, or against any of our future subsidiaries that do not become guarantors of the notes. For the three months ended March 31, 2009, our non-guarantor subsidiaries represented approximately 25% of our total revenue. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. See also “Description of the Notes — Ranking”.

In addition, the indenture governing the notes will, subject to certain limitations, permit our existing or future non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that these subsidiaries may incur.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The events that constitute a change of control under the indenture governing the notes would constitute a default under our senior secured revolving credit facilities and would require us to make an offer to purchase our outstanding senior notes due 2015 and our senior subordinated notes due 2016 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase. We cannot assure you that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under our senior secured revolving credit facilities, our existing senior notes, our senior subordinated notes and these notes in the event of a change in control. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture and under our senior secured revolving credit facilities, each of which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes — Change of control.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the notes.

We spend significant cash resources on the development, exploitation and exploration of our existing properties and assets, and evaluate on an ongoing basis various opportunities to acquire, invest in or otherwise participate in assets, businesses and activities that complement our existing assets, businesses and activities. Many of these opportunities are not provided for in our existing capital expenditure forecast, and could result in the incurrence of substantial amounts of additional indebtedness. Our cash flow from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to make payments on and to refinance our existing and future indebtedness, including the notes, to fund planned capital expenditures and to pursue other acquisitions and investment opportunities will depend on our current and future ability to generate cash from operating, investing and financing activities. Our ability to generate cash from these activities is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Lower revenues, or uncollectible receivables, generally will reduce our cash flow.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our bank credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. We may not be able to obtain enough capital to service our debt and fund our planned capital expenditures and business plan.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, forego acquisition and investment opportunities, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our bank credit facility and the indentures governing our existing notes and the notes, may restrict us from implementing some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or litigation.

Despite our current levels of debt, we may still incur substantially more debt and increase the risks associated with our proposed leverage.

As of March 31, 2009, after giving pro forma effect to this offering, the April 2009 debt reclassification and the Eni Sale and the application of the combined net proceeds from this offering and the Eni Sale (subject to the satisfaction or waiver of the conditions to the consummation thereof) as described in “Use of Proceeds,” we would have had $728 million of outstanding secured senior indebtedness (which includes letters of credit, accrued interest and hedging obligations with parties to our senior secured revolving credit facilities), $1.075 billion unsecured senior indebtedness outstanding under the notes and our senior notes due 2015, $350 million outstanding under our senior subordinated notes and $150 million outstanding under our convertible subordinated debentures. The provisions contained or to be contained in the agreements relating to our indebtedness may not completely prohibit us from incurring additional indebtedness and the amount of indebtedness that we could incur could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, some of which could constitute secured indebtedness which would have priority in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceeding to the extent derived from the collateral securing such debt. If we incur additional unsecured senior indebtedness, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Under the indenture that governs the notes, we will have the capacity to make certain payments, including payments of dividends, of up to approximately $551 million as of the issue date.

The indenture that governs the notes imposes certain limitations on our ability to make certain payments, including dividends. However, these limitations are based on a calculation which includes our net income, equity issuances, receipt of capital contributions and return on certain investments from October 1, 2005 (as defined under the indenture that governs the notes). Accordingly, as of issue date, we will have the capacity to make certain payments, including dividends, of up to approximately $551 million (a portion of which is available only upon achievement of a minimum consolidated coverage ratio test) under the indenture that governs the notes. See “Description of the Notes — Certain covenants.”

You cannot be sure that an active trading market will develop for the notes.

The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $568 million after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use such net proceeds to repay the remaining outstanding indebtedness under our second lien term loan facility and related expenses. As of March 31, 2009, the effective interest rate with respect to our second lien term loan facility was 7.75%. However, as a result of the amendment of the credit agreement governing our second lien term loan facility, the effective interest rate will be increased by 2.50% beginning July 1, 2009. The indebtedness under our second lien term loan facility matures on August 8, 2013. The proceeds of our second lien term loan facility were used, together with borrowings under our senior secured revolving credit facilities, to finance the Alliance Acquisition. Affiliates of certain underwriters are lenders under our second lien term loan facility.

In April 2009, we reclassified $55 million in debt by making a $55 million payment on our second lien term loan facility using funds drawn on our senior secured revolving credit facilities.

We expect the Eni Sale to be consummated on or about June 19, 2009, and to use the net proceeds from the Eni Sale, of approximately $280 million, and the proceeds from this offering to repay the remaining outstanding borrowings under our second lien term loan facility and to terminate the facility upon such repayment. Proceeds from the Eni Sale and this offering in excess of the balance of the second lien term loan facility of approximately $250 million will be applied to the senior secured revolving credit facilities. Termination of the second lien term loan facility will result in the termination of the second priority lien on substantially all of the assets of Quicksilver Resources Inc. and certain of its U.S. subsidiaries that currently secures the obligations under our second lien term loan facility and our senior notes due 2015. See “Description of Other Indebtedness” and “Capitalization.”

This offering is conditioned upon the consummation of the Eni Sale. Moreover, because the consummation of the Eni Sale is subject to the satisfaction or waiver of specified conditions, there can be no assurances as to whether or when, or the final terms upon which, the Eni Sale will be consummated.

Capitalization

The following table sets forth, as of March 31, 2009, our actual historical cash and capitalization and our cash and capitalization as adjusted to give pro forma effect to this offering, the Eni Sale and the April 2009 debt reclassification and the application of the net proceeds from this offering, and the Eni Sale as described in “Use of Proceeds.” Obligations are reported at face value and do not contemplate original issue or unamortized discounts.

You should read this table together with “Use of Proceeds,” our consolidated financial statements and the accompanying notes and the other financial information included in the 2008 Form 10-K and the Q109 Form 10-Q.

	As of March 31, 2009
		As Adjusted
		for this Offering
	Actual	and the Eni Sale(1)
	(In thousands)

Cash and cash equivalents	$430	$430

Total debt including current portion:
Senior secured revolving credit facilities	$906,182	$711,460
Second lien term loan facility	652,960	—
KGS Credit Agreement	196,900	196,900
Senior Notes due 2015	475,000	475,000
Notes offered hereby	—	600,000
Senior Subordinated Notes due 2016	350,000	350,000
Convertible Subordinated Debentures due 2024	150,000	150,000

Total debt including current portion	2,731,042	2,483,360
Stockholders’ equity:
Preferred stock	—	—
Common stock	1,739	1,739
Paid-in capital in excess of par value	662,256	662,256
Treasury stock of 4,673,730 shares	(36,064)	(36,064)
Accumulated other comprehensive income	249,569	249,569
Retained earnings (deficit)	(192,491)	(192,491)

Total stockholders’ equity	685,009	685,009

Total capitalization	$3,416,051	$3,168,369

(1)	We intend to use the net proceeds from the Eni Sale and this offering to repay the remaining outstanding indebtedness under our second lien term loan facility as described in “Use of Proceeds.” Proceeds from the Eni Sale and this offering in excess of the balance of the second lien term loan facility of approximately $250 million will be applied to the senior secured revolving credit facilities. This offering is conditioned upon the consummation of the Eni Sale. Moreover, because the consummation of the Eni Sale is subject to the satisfaction or waiver of specified conditions, there can be no assurances as to whether, when or the final terms upon which the Eni Sale will be consummated. In April 2009, we reclassified $55 million in debt by making a $55 million payment on our second lien term loan facility using funds drawn on our senior secured revolving credit facilities.

Description of Other Indebtedness

Senior secured revolving credit facilities

Our senior secured revolving credit facilities mature on February 9, 2012 and provide for revolving credit loans, swingline loans and letters of credit in an aggregate amount outstanding from time to time not to exceed the lesser of the borrowing base or $1.2 billion. As of the date of this prospectus supplement, the borrowing base was $1.2 billion. The borrowing base is subject to an annual redetermination and certain other redeterminations, based upon several factors. Scheduled redeterminations occur, at a minimum, on May 1 of each year. The lenders’ commitments under the facilities are allocated between U.S. and Canadian funds, with the U.S. funds being available for borrowing by Quicksilver Resources Inc. and Canadian funds being available for borrowing by our Canadian subsidiary, Quicksilver Resources Canada Inc. At our option, loans may be prepaid, and revolving credit commitments may be reduced, in whole or in part, at any time in minimum amounts. We can generally designate the interest on amounts outstanding at either LIBOR plus a range of margins which currently range from 2.25% to 3.25% (depending on the amount of borrowings outstanding at the time) or specific bank rates plus a range of margins. The collateral for the credit facilities consists of substantially all of our and certain of our subsidiaries’ assets and includes the U.S. oil and gas properties of Quicksilver Resources Inc. Quicksilver Resources Inc.’s obligations under the senior secured revolving credit facilities are guaranteed by the subsidiary guarantors, and Quicksilver Resources Canada Inc.’s obligations are guaranteed by Quicksilver Resources Inc. and the subsidiary guarantors. The loan agreements contain certain financial and other restrictive covenants. At March 31, 2009, we had $906.2 million of borrowings outstanding under our senior secured revolving credit facilities at an effective interest rate of 2.81%. However, the effective interest rate as of April 30, 2009 was 3.29%, following the amendment to the senior secured revolving credit facility agreements.

Second lien term loan facility

As of March 31, 2009, we had outstanding $653 million of borrowings under our second lien term loan facility, which matures in August 2013. Our interest rate options under the second lien term loan facility include (1) eurodollar loans, (i) adjusted LIBOR (as determined in accordance with the credit agreement governing the second lien term loan facility) plus (ii) (a) prior to and including June 30, 2009, 4.50% and (b) after June 30, 2009, 7.00% or (2) Alternative Base Rate loans (as determined in accordance with the credit agreement governing the second lien term loan facility) plus (i) prior to and including June 30, 2009, 3.50% and (ii) after June 30, 2009, 6.00%. The interest rate increases by 0.25% on August 9, 2010, and increases an additional 0.25% every three months thereafter. The second lien term loan facility is guaranteed by most U.S. subsidiaries of Quicksilver Resources Inc. (other than Quicksilver Gas Services Holdings LLC and its subsidiaries) and is secured by a second priority lien on substantially all of the assets of Quicksilver Resources Inc. and such subsidiary guarantors, including the U.S. oil and gas properties of Quicksilver Resources Inc. The credit agreement governing the second lien term loan facility contains financial and restrictive covenants. We intend to use the net proceeds from the Eni Sale and this offering to repay the remaining outstanding indebtedness under our second lien term loan facility as described in “Use of Proceeds.”

Senior notes due 2015

As of March 31, 2009, we had outstanding $475 million of senior notes due 2015 issued by Quicksilver Resources Inc. The senior notes due 2015 are fully and unconditionally guaranteed on a senior basis by the subsidiary guarantors. The senior notes due 2015 and the subsidiary guarantees thereof rank equal in right of payment to the notes and the subsidiary guarantees. The senior notes due 2015 are currently secured only to the same extent as, and on an equal and ratable basis with, the indebtedness under such second lien term loan facility. Upon termination of our second lien term loan facility this collateral will be released.

Senior subordinated notes due 2016

As of March 31, 2009, we had outstanding $350 million of senior subordinated notes due 2016 issued by Quicksilver Resources Inc. The notes are fully and unconditionally guaranteed on a senior subordinated basis by the subsidiary guarantors. The existing senior subordinated notes and the subsidiary guarantees thereof rank junior in right of payment to the notes and the subsidiary guarantees.

Convertible subordinated debentures due 2024

As of March 31, 2009, we had outstanding $150 million of 1.875% convertible subordinated debentures due 2024 issued by Quicksilver Resources Inc. These debentures rank junior in right of payment to the notes, and are structurally subordinated to the subsidiary guarantees. Holders of the debentures may require us to repurchase all or a portion of their debentures on November 1, 2011, 2014 or 2019 at a price equal to the principal amount thereof plus accrued and unpaid interest. The debentures are convertible into Quicksilver Resources Inc. common stock at a current rate of 65.4418 shares for each $1,000 debenture, subject to adjustment. Generally, except upon the occurrence of specified events, holders of the debentures are not entitled to exercise their conversion rights until the Quicksilver Resources Inc.’s stock price is $18.34 per share (120% of the conversion price per share). The debentures are not currently convertible at the option of the holders thereof. At any time at which the debentures are convertible at the option of the holders thereof, we have the option to deliver in lieu of Quicksilver Resources Inc. common stock cash or a combination of cash and Quicksilver Resources Inc. common stock, upon the holder’s election to convert.

KGS Credit Agreement

Concurrent with the initial public offering of approximately 27% of its limited partnership units in 2007, KGS, a U.S. subsidiary of Quicksilver Resources Inc., entered into a five-year $150 million senior secured credit facility (the “KGS Credit Agreement”), with an option exercisable by KGS to extend the facility for up to two additional years. In October 2008, the lenders increased the facility to $235 million and approved an accordion option of $115 million to allow for future expansion of the facility to $350 million upon lender approval. The KGS Credit Agreement provides for revolving credit loans, swingline loans and letters of credit. Borrowings under the facility are guaranteed by all the subsidiaries of KGS and are secured by substantially all of the assets of KGS and its subsidiaries. The KGS Credit Agreement provides for LIBOR and U.S. prime rate interest options for revolving loans and a specified rate for swingline loans. Each interest rate option includes a margin which fluctuates based upon the leverage ratio of KGS.

Description of the Notes

The Company will issue the notes under an indenture, dated as of December 22, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as supplemented by a Seventh Supplemental Indenture relating to the notes among the Company, the Trustee and the Subsidiary Guarantors (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $600.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the “Additional Notes”). We will be permitted to issue such Additional Notes only if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same series as the notes that we are currently offering and will vote on all matters with the holders of the notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any Additional Notes actually issued.

This description of notes is intended to be an overview of the material provisions of the notes and the Indenture. Because this description of notes is only a summary, you should refer to the Indenture for a complete description of the Company’s obligations and your rights in respect of the notes. We have filed a copy of each of the Base Indenture and the Supplemental Indenture as exhibits to the registration statement which includes this prospectus supplement. You should read the Base Indenture and the Supplemental Indenture carefully and in their entirety. You may request copies of these documents at the Company’s address set forth under the caption “Where You Can Find More Information” in the accompanying prospectus.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Quicksilver Resources Inc. and not to any of its subsidiaries.

General

The notes.  The notes:

•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of $600.0 million, subject to our ability to issue Additional Notes;

•	mature on January 1, 2016;

•	will be issued only in fully registered form, without coupons;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will generally be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form;

•	rank senior in right of payment to all existing and future Subordinated Obligations of the Company; and

•	are unconditionally guaranteed on a senior basis by Cowtown Pipeline Funding, Inc., Cowtown Pipeline Management, Inc., Cowtown Pipeline L.P. and Cowtown Gas Processing L.P., each a Domestic Subsidiary of the Company, as described in “Subsidiary Guarantees.”

Interest.  Interest on the notes will compound semi-annually and will:

•	accrue at the rate of 11.75% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on January 1 and July 1, commencing on January 1, 2010;

•	be payable to the holders of record on the close of business on the June 15 and December 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; paying agent and registrar

We will pay principal of and premium, if any, and interest on the notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the security register for the notes. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and registrar in respect of the notes. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar in respect of the notes.

We will pay principal of and premium, if any, and interest on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of the global notes.

Transfer and exchange

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as its owner for all purposes.

Optional redemption

Except as described below, the notes are not redeemable until July 1, 2013. On and after July 1, 2013, the Company may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage

2013	105.875%
2014	102.938%
2015	100.000%

Prior to July 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) with the Net Cash Proceeds of one or more equity offerings at a redemption price of 111.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of such aggregate principal amount of the notes (which includes Additional Notes, if any) remains outstanding after each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the closing of such equity offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on the record date, and no additional interest will be payable to holders whose notes will be subject to redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

•	if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion may deem to be fair and appropriate.

No note of $2,000 in aggregate principal amount or less will be redeemed in part. Notices of redemption will be in writing and mailed, first-class postage prepaid at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address appearing in the securities register. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

In addition, at any time prior to July 1, 2013, the Company may redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at July 1, 2013 (such redemption price being described in the first paragraph of this “— Optional redemption” section exclusive of any accrued interest) plus (2) all required interest payments due on such note through July 1, 2013 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 1, 2013; provided, however, that if the period from the redemption date to July 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “— Change of control” and “— Certain covenants — Limitation on sales of assets and subsidiary stock.” We may at any time and from time to time purchase notes in the open market or otherwise.

Ranking

The indebtedness evidenced by these notes and the Subsidiary Guarantees will be unsecured and will rank equal in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the

case may be (subject to the prior rights of holders of secured indebtedness of the Company or the Subsidiary Guarantors, as the case may be, with respect to the collateral securing such indebtedness). The notes will be guaranteed by the Subsidiary Guarantors.

As of March 31, 2009, after giving pro forma effect to this offering, the April 2009 debt reclassification, and the Eni Sale and the application of the combined net proceeds from this offering and the Eni Sale as described in “Use of Proceeds”, the Company’s Senior Indebtedness and the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $1.81 billion, including approximately $728 million of secured Indebtedness. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors currently consists of their respective guarantees of the Senior Indebtedness of the Company under the Senior Secured Credit Agreement, the Second Lien Credit Agreement, the 2015 Senior Notes and the notes.

The notes are unsecured obligations of the Company and are subject to the prior rights of the holders of the secured Indebtedness of the Company and its subsidiaries with respect to the collateral securing such indebtedness. Our unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes, and, as described below under “— Subsidiary Guarantees,” Subsidiary Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

At March 31, 2009, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $750 million, including trade payables (but excluding intercompany liabilities). Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain covenants — Limitation on indebtedness.”

Subsidiary Guarantees

The Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee, on a senior basis, the Company’s obligations under the notes and all obligations under the Indenture. The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.

Each Subsidiary Guarantee will rank equally with all Guarantor Senior Indebtedness of that Subsidiary Guarantor and will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of that Subsidiary Guarantor. The Subsidiary Guarantees will be subject to the prior rights of the holders of any secured Indebtedness of the applicable Subsidiary Guarantor with respect to the collateral securing such indebtedness. Unsecured Indebtedness of the Subsidiary Guarantors is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

As of the date of this prospectus supplement, the Guarantor Senior Indebtedness of the Subsidiary Guarantors consisted of the guarantees under the Senior Secured Credit Agreement and guarantees of the 2015 Senior Notes, and the Guarantor Senior Subordinated Indebtedness of the Subsidiary Guarantors consisted of the guarantees of the 2016 Senior Subordinated Notes.

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors.”

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving entity in such transaction to a Person that is not the Company or a Restricted Subsidiary, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the Indenture, including the covenants “Limitation on sales of assets and subsidiary stock” and “Limitation on sale of capital stock of restricted subsidiaries;” and

(2) all of the obligations of the Subsidiary Guarantor under any Credit Facility and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if the Company designates the Subsidiary as an Unrestricted Subsidiary and the designation complies with the other applicable provisions of the Indenture.

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the notes as described under “Optional redemption,” the Company will be required to offer to repurchase from each holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that the Company is offering to purchase the holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record at the close of business on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes (in integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent for the notes an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

Our paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations described in the Indenture by virtue of such compliance.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “— Certain covenants — Limitation on indebtedness”, “— Limitation on liens” and “— Limitation on sale/leaseback transactions.” Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Company’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of any of the events that constitute a Change of Control may constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted

Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property and assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and the Company is obligated to make a Change of Control Offer.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest in which our Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if our Board of Directors initially opposed the directors.

The provisions under the Indenture obligating the Company to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain covenants

Effectiveness of covenants

From and after the first day on which:

(1) the notes have an Investment Grade Rating from both of the Ratings Agencies; and

(2) no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will cease to be subject to the provisions of the Indenture summarized under the subheadings below:

(1) “Limitation on indebtedness,”

(2) “Limitation on restricted payments,”

(3) “Limitation on restrictions on distributions from restricted subsidiaries,”

(4) “Limitation on sales of assets and subsidiary stock,”

(5) “Limitation on affiliate transactions,”

(6) “Limitation on sale of capital stock of restricted subsidiaries,”

(7) “Limitation on lines of business,” and

(8) Clauses (4) and (6) of “Merger and consolidation”

(collectively, the “Suspended Covenants”). If at any time the credit rating of the notes is downgraded from an Investment Grade Rating by either Rating Agency, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of the Indenture, unless and until the notes subsequently attain an Investment Grade Rating. Neither the failure of the Company or any of its Subsidiaries to comply with a Suspended Covenant after the notes attain an Investment Grade Rating and before any reinstatement of the Suspended Covenants nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with the Indenture during that period will constitute a Default, Event of Default or breach of any kind under the Indenture, the notes or the Subsidiary Guarantees.

During any period when the Suspended Covenants are not in effect, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on indebtedness

The Company may not, and may not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); except, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date thereof:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.0; and

(2) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring the Indebtedness or the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company and its Restricted Subsidiaries Incurred pursuant to a Credit Facility in an aggregate principal amount up to the greater of (x) $1.2 billion or (y) 30% of Adjusted Consolidated Net Tangible Assets, in each case, determined as of the date of the Incurrence of the Indebtedness;

(2) Guarantees of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that if the Indebtedness that is being Guaranteed is Guaranteed by a Subsidiary Guarantor and is (a) Senior Indebtedness or Guarantor Senior Indebtedness, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantee or (b) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

(3) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that:

(a) if the Company is the obligor on the Indebtedness, the Indebtedness is subordinated in right of payment to all obligations with respect to the notes;

(b) if a Subsidiary Guarantor is the obligor on the Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of that Subsidiary Guarantor; and

(c) any subsequent issuance or transfer of Capital Stock, sale or other transfer of any such Indebtedness or other event that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, as of the date such Indebtedness first became held by such Person;

(4) Indebtedness represented by (a) the notes issued on the Issue Date, and the Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date, and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that, at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness;

(6) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Currency Agreements, Commodity Agreements and Interest Rate Agreements, such Currency Agreements, Commodity Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

(7) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or the Restricted Subsidiary, in an aggregate principal amount not to exceed $20 million at any time outstanding;

(8) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, bid, reimbursement, performance, surety, appeal and similar bonds, completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, or required by regulatory authorities in connection with the conduct by the Company and its Restricted Subsidiaries of their businesses, including supporting Guarantees and letters of credit (in each case other than for an obligation for money borrowed);

(9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or a Restricted Subsidiary;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of the Incurrence; and

(11) in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $40 million at any time outstanding.

The Company may not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor may Incur any indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) Indebtedness permitted by this covenant need not be permitted solely by one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(2) in the event that Indebtedness meets the criteria of more than one of the provisions permitting the Incurrence of Indebtedness described in the first and second paragraphs above, the Company, in its sole discretion, may classify (or subsequently reclassify) such item of Indebtedness as being permitted by one or more such provisions;

(3) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph above and not the first paragraph or clause (4) of the second paragraph above;

(4) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(6) no item of Indebtedness will be given effect more than once in any calculation contemplated by this covenant and no individual item or related items of Indebtedness will be given effect at an aggregate amount in excess of the aggregate amount required to satisfy and discharge the principal amount of such item or related items of Indebtedness;

(7) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(8) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in respect of its Capital Stock in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if the Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year (or, in the case of the 2016 Senior Subordinated Notes or any Refinancing Indebtedness in respect thereof, 45 days) of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) being referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under “Limitation on indebtedness” above after giving effect, on a pro forma basis, to the Restricted Payment; or

(c) the aggregate amount of the Restricted Payment and all other Restricted Payments made subsequent to March 16, 2006 would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from October 1, 2005 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to March 16, 2006 (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the

Company) subsequent to March 16, 2006 of any Indebtedness of the Company or its Restricted Subsidiaries convertible into or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv) the amount equal to payments received by the Company or any Restricted Subsidiary in respect of, or the net reduction in, Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by the Person in which such Restricted Investments are made, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser or payments in respect of such Restricted Investment, whether through interest payments, principal payments, dividends, distributions or otherwise, by such Person to the Company or any Restricted Subsidiary; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary;

which amount in each case under clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred as described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration if at such date of declaration the dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5) so long as no Default or Event of Default has occurred and is continuing,

(a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing or former employees or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in accordance with the terms of employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such purchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year; provided further, however, that the amount of any such purchases, redemptions, acquisitions, cancellations or retirements will be included in subsequent calculations of the amount of Restricted Payments; and

(b) loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(6) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;” provided, however, that the payment of such dividends will be excluded in subsequent calculations of the amount of Restricted Payments;

(7) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Change of control” covenant described herein or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “Limitation on sales of assets and subsidiary stock” covenant described herein; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as required with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(9) any redemption of share purchase rights at a redemption price not to exceed $0.01 per right; provided, however, that such redemption will be included in subsequent calculations of the amount of Restricted Payments;

(10) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the Indenture; provided, however, that such payment will be included in subsequent calculations of the amount of Restricted Payments;

(11) payments to dissenting stockholders not to exceed $5 million (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however that such payments will be included in subsequent calculations of the amount of Restricted Payments; and

(12) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of the 2016 Senior Subordinated Notes at any time on or after November 1, 2015; provided, however, that after giving effect to such purchase, repurchase, redemption, defeasance or other acquisition or retirement of the 2016 Senior Subordinated Notes, the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 3.25 to 1.0; provided further, however, such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(13) Restricted Payments in an amount not to exceed $25 million; provided, however, that the amount of the Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $25 million.

Limitation on liens

The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness, unless contemporaneously with the Incurrence of such Lien effective provision is made to secure the Indebtedness due with respect to the notes or, with respect to Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on indebtedness” and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the notes pursuant to the covenant described under “— Limitation on liens;”

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3) to the extent that such Sale/Leaseback Transaction involves an Asset Disposition, the Company applies the proceeds of such transaction in compliance with the covenant described under “Limitation on sales of assets and subsidiary stock.”

Limitation on restrictions on distributions from restricted subsidiaries

The Company may not, and may not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and any subordination of any such Indebtedness or other obligations being deemed not to constitute such encumbrances or restrictions);

(2) make any loans or advances to the Company or any Restricted Subsidiary (the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary being deemed not to constitute such an encumbrance or restriction); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the notes and the Senior Secured Credit Agreement in effect on such date;

(b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction or transactions) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c), including successive refundings, replacements or refinancings; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (a) or (b) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(d) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(ii) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(iii) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(e) (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capital Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(f) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(g) customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of “Permitted Business Investment;”

(h) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(i) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on sales of assets and subsidiary stock

The Company may not, and may not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Disposition at least equal to the fair market value of the assets subject to the Asset Disposition (determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by senior management of the Company or, if the consideration with respect to such Asset Disposition exceeds $10 million, the Board of Directors of the Company (including as to the value of all non-cash consideration); and

(2) at least 75% of the consideration from the Asset Disposition received by the Company or the Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

The Company or such Restricted Subsidiary, as the case may be, may elect to apply all or any portion of the Net Available Cash from such Asset Disposition either:

(1) to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire Senior Indebtedness of the Company (other than Disqualified Stock) or Indebtedness of a Wholly-Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligation of a Wholly-Owned Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance, or acquisition of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary will retire such Indebtedness and, in the case of revolving Indebtedness, will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so retired; or

(2) to invest in Additional Assets or make Permitted Business Investments within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that, pending the final application of any such Net Available Cash in accordance with clauses (1) or (2) above, the Company and its Restricted Subsidiaries may temporarily reduce Senior Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $20 million, the Company must make an offer (“Asset Disposition Offer”) to all holders of notes and to the extent required by the terms of other Senior

Indebtedness, to all holders of other Senior Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of notes and any Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the notes and Pari Passu Notes to be purchased pro rata on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. Upon completion of the Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

The Asset Disposition Offer must remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to the Asset Disposition Offer (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company must, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company or the paying agent, as the case may be, must promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company must promptly issue a new note, and the Trustee, upon delivery of an officers’ certificate from the Company, must authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company must take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted must be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly-Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or the Restricted Subsidiary from all liability on such Indebtedness in connection with the Asset Disposition; and

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 60 days after consummation of the Asset Disposition.

The Company may not, and may not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1) at the time of entering into the Asset Swap and immediately after giving effect to the Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) in the event the Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10 million, the terms of the Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

(3) in the event the Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $25 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that the Asset Swap is fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Indenture by virtue of such compliance.

Limitation on affiliate transactions

The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(2) in the event the Affiliate Transaction involves an aggregate consideration in excess of $10 million, the terms of the transaction have been approved by a majority of the members of the Board of Directors of the Company having no personal stake in the transaction, if any (and such majority determines that the Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event the Affiliate Transaction involves an aggregate consideration in excess of $25 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that the terms of the Affiliate Transaction are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Company.

The preceding paragraph will not apply to:

(1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “Limitation on restricted payments;”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee plans and/or insurance and indemnification arrangements provided to or for the benefit of employees and directors approved by the Board of Directors of the Company;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with the covenant described under “Limitation on indebtedness”; and

(5) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be so excluded only if its terms are not more disadvantageous to the holders of the notes than the terms of the agreements in effect on the Issue Date.

Limitation on sale of capital stock of restricted subsidiaries

The Company may not, and may not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary or issue any of the Capital Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1) to the Company or a Wholly-Owned Subsidiary; or

(2) in compliance with the covenant described under “Limitation on sales of assets and subsidiary stock” and if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all of the Capital Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under “Limitation on sales of assets and subsidiary stock.”

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filing), and make available to the Trustee and the registered holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act. If the SEC will not accept such filings, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary has $10 million of net assets and its assets exceed its liabilities by more than 5% of the amount by which the consolidated assets of the Company and its subsidiaries exceed consolidated liabilities of the Company and its subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

Merger and consolidation

The Company may not consolidate with or merge with or into any other Person, or transfer all or substantially all its properties and assets to another Person, unless:

(1) the Company is the continuing or surviving Person in the consolidation or merger; or

(2) the Person (if other than the Company) formed by the consolidation or into which the Company is merged or to which all or substantially all of the Company’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of the Company’s obligations under the notes and the Indenture; and

(3) immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and

(4) immediately after giving effect to such transaction, the continuing or surviving Person would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant; and

(5) each Subsidiary Guarantor shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations (if other than the Company) in respect of the Indenture and the notes shall continue to be in effect; and

(6) an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the conditions set forth above have been satisfied.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The continuing, surviving or successor Person will succeed to and be substituted for the Company with the same effect as if it had been named in the Indenture as a party thereof, and thereafter the predecessor Person will be relieved of all obligations and covenants under the Indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clauses (3) and (4) above and clause (1)(b) below, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) above.

In addition, the Company may not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) and may not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:

(1) (a) the Person formed by the consolidation or into which the Subsidiary Guarantor merged or to which all, or substantially all of the Subsidiary Guarantor’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and (c) the Company will deliver to the Trustee an officers’ certificate and an opinion of counsel, each to the effect that the conditions set forth above have been satisfied; or

(2) the transaction is made in compliance with the covenant described under “Limitation on sales of assets and subsidiary stock.”

Future Subsidiary Guarantors

The Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary or a Special Entity) created or acquired by the Company or one or more of its Restricted Subsidiaries after the Issue Date to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes on a senior basis.

Limitation on lines of business

The Company may not, and may not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business.

Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

The following are Events of Default under the Indenture with respect to notes:

(1) failure to pay principal of or premium, if any, on any note when due at its Stated Maturity;

(2) failure to pay any interest on any note when due, which failure continues for 30 calendar days;

(3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain covenants — Merger and consolidation”;

(4) failure by the Company to comply with any of its obligations under the provisions described under “Change of control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (5) below and other than a failure to comply with “Certain covenants — Merger and consolidation” which is covered by clause (3)), which failure or breach continues for 30 calendar days after written notice thereof has been given to the Company as provided in the Indenture;

(5) failure to redeem or repurchase any note when required to do so under the terms thereof;

(6) failure to perform, or breach of, any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than the notes), which failure or breach continues for 60 calendar days after written notice thereof has been given to the Company as provided in the Indenture;

(7) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Company or a Significant Subsidiary, the unpaid principal amount of which is not less than $15 million, which default results in the acceleration of the maturity of the Indebtedness prior to its Stated Maturity or occurs at the final maturity thereof;

(8) specified events of bankruptcy, insolvency, or reorganization involving the Company or a Significant Subsidiary;

(9) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days; or

(10) any Subsidiary Guarantee of a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a Default in respect of the notes, to give to the holders of the notes notice of all uncured Defaults known to it, except that:

•	in the case of a Default in the performance of any covenant of the character contemplated in clause (4) above, no notice will be given until at least 30 calendar days after the occurrence of the Default; and

•	other than in the case of a Default of the character contemplated in clause (1) or (2) above, the Trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the notes.

If an Event of Default described in clause (8) above occurs, the principal of and premium, if any, and accrued interest on the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the notes. If any other Event of Default with respect to notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the notes may declare the principal amount of all notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the notes may, under specified circumstances, rescind and annul such acceleration.

Subject to the duty of the Trustee to act with the required standard of care during an Event of Default, the Trustee will have no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the notes, unless holders of the notes shall have furnished to the Trustee reasonable security or indemnity. Subject to the provisions of the Indenture, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes.

No holder of a note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

•	the holder has previously given to the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have requested the Trustee to institute a proceeding in respect of the Event of Default;

•	the holder or holders have furnished reasonable indemnity to the Trustee to institute the proceeding as Trustee;

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with the request; and

•	the Trustee has failed to institute the proceeding within 60 calendar days.

However, the limitations described above do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and interest on or after the applicable due dates for the payment of such principal and interest.

We are required to furnish to the Trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in our performance.

Modification and waiver

In general, modifications and amendments of the Indenture or the notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the notes. However, no modification or amendment of the Indenture or the notes may, without the consent of each holder of an outstanding note affected thereby:

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption or repurchase of, the notes;

•	change the Stated Maturity of, or any installment of principal of, or interest on, the notes;

•	change the ranking or priority of the notes in a manner that would adversely affect the holders of the notes;

•	change the time at which any note may be redeemed or repurchased as described above under “Optional redemption,” “Change of control” or “Certain covenants — Limitation on sales of assets and subsidiary stock;”

•	change the place or currency of payment of principal of or premium, if any, or interest on the notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the Stated Maturity or prepayment date thereof;

•	reduce the percentage in principal amount of the notes required for modification or amendment of the Indenture or the notes or for waiver of compliance with certain provisions of the Indenture or the notes or for waiver of certain defaults; or

•	modify the Subsidiary Guarantees in any manner adverse to the holders of the notes.

The holders of at least a majority in principal amount of the notes may, on behalf of the holders of all of the notes, waive our compliance with specified covenants of the Indenture. The holders of at least a majority in principal amount of the notes may, on behalf of the holders of all of the notes, waive any past default under the Indenture with respect to the notes, except:

•	a default in the payment of the principal of or premium, if any, or interest on the notes; or

•	a default in respect of a provision of the Indenture that cannot be modified or amended without the consent of the each holder of the notes.

Defeasance

Upon compliance with the applicable requirements described below, the Company and all of the Subsidiary Guarantors:

(1) will be deemed to have been discharged from their obligations with respect to the notes and the Guarantees; or

(2) will be released from their obligations to comply with certain covenants in the Indenture with respect to the notes and the occurrence of an event described in any of clauses (3), (4), (7), (9) and (10) under “Events of default” above will no longer be an Event of Default with respect to the notes except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, the Company will continue to have specified obligations under the Indenture, including obligations to register the transfer or exchange of notes; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the notes; and hold funds for payment to holders of notes in trust. In the case of any defeasance described in clause (2) above, any failure by the Company to comply with its continuing obligations may constitute an Event of Default with respect to the notes as described in clause (6) under “Events of default” above.

In order to effect any defeasance described in clause (1) or (2) above, the Company must irrevocably deposit with the Trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and premium, if any, and interest on the notes on the dates such payments are due in accordance with the terms of the notes. In addition:

•	no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit;

•	no Event of Default described in clause (8) under “Events of default” above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (8) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

•	in the event of any defeasance described in clause (1) above, the Company shall have delivered an opinion of counsel, stating that (a) the Company has received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

•	in the event of any defeasance described in clause (2) above, the Company shall have delivered an opinion of counsel to the effect that, among other things, the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

•	the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants or other Person acceptable to the Trustee expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide the cash at such times and in such amounts as will be sufficient to pay the principal of and any premium and interest when due on the notes on the Stated Maturity of the notes or on any earlier date on which the notes shall be subject to redemption; and

•	such defeasance must not result in a breach or violation of, or constitute a default under, any other agreement to which the Company is a party.

If the Company fails to comply with its remaining obligations under the Indenture with respect to the notes following a defeasance described in clause (2) above and the notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, the Indenture, any Security Document or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the notes.

Governing law

The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

For purposes of the definitions below, all amounts of Adjusted Consolidated Net Tangible Assets, Consolidated Coverage Ratio, Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income or Net Working Capital (1) as of any date or (2) in relation to any period or portion thereof that, in either case, precedes the Issue Date, will be the amount thereof as calculated as of such date or in relation to such period or portion thereof under the indenture governing the 2016 Senior Subordinated Notes, as supplemented or amended prior to June 27, 2008.

“2015 Senior Notes” means the Company’s 8 1/4% Senior Notes due 2015.

“2016 Senior Subordinated Notes” means the Company’s 7 1/8% Senior Subordinated Notes due 2016.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(2) capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial,

territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development, exploitation or other activities, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves included therein that shall have been produced or disposed of since such year end, and

(D) estimated oil and gas reserves included therein that are subsequently removed from the proved oil and gas reserves of the Company and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), in each case as estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements;

(iii) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements; and

(iv) the greater of

(A) the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited consolidated financial statements (provided that the Company shall not be required to obtain any appraisal of any assets); minus

(b) the sum of:

(i) any amount included in (a)(i) through (a)(iv) above that is attributable to Minority Interests;

(ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(iii) to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person, that directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of Hydrocarbons or mineral products in the ordinary course of the Oil and Gas Business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted by the covenant described under “Certain covenants — Merger and consolidation;”

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(7) for purposes of the covenant described under “Certain covenants — Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment or a disposition subject to the covenant described under “Certain covenants — Limitation on restricted payments;”

(8) an Asset Swap effected in compliance with the covenant described under “Certain covenants — Limitation on sales of assets and subsidiary stock;”

(9) dispositions of assets with an aggregate fair market value since the Issue Date of less than $5 million;

(10) dispositions in connection with the creation, encumbrance or existence of Permitted Liens or the exercise of any rights or remedies with respect thereto;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and no later than 60 days after the acquisition of, the property that is subject thereto;

(14) the sale or transfer (whether or not in the ordinary course of the Oil and Gas Business) of oil and/or gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves capable of being produced in material economic quantities; and

(15) the abandonment, farm-out, exchange, lease or sublease of developed or undeveloped oil and/or gas properties or interests therein in the ordinary course of business or in exchange for oil and/or gas properties or interests therein owned or held by another Person.

“Asset Swap” means any concurrent purchase and sale or exchange of oil and gas properties or interests therein or other assets or properties used or useful in the Oil and Gas Business, including Capital Stock of any Person who holds any such properties, interests or assets, between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with “Limitation on sales of assets and subsidiary stock.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company under or in respect of a Credit Facility, and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors of such Person or a duly authorized committee of such board of directors.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal, or mixed) by such Person or its Subsidiaries as lessee that would be capitalized on a balance sheet of such Person or its Subsidiaries prepared in conformity with GAAP, other than, in the case of such Person or its Subsidiaries, any such lease under which such Person or any of its Subsidiaries is the lessor.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person and its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having a maturity within one year after the date of acquisition thereof;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year after the date of acquisition thereof and, at the time of such acquisition, having a credit rating of at least “A” or the equivalent thereof from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments);

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year after the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and having combined capital and surplus in excess of $500 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1) Any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity of the Company, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the

Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Commodity Agreements” means, in respect of any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person and designed to protect such Person against fluctuations in Hydrocarbon prices.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are in existence to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the absolute value of the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any

Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to the need to calculate the Consolidated Coverage Ratio, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes;

(3) consolidated depletion, depreciation and amortization expenses;

(4) consolidated impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles;”

(5) consolidated exploration expenses, if applicable;

(6) (a) any write-off of deferred financing costs, (b) any capitalized interest, and (c) the interest portion of any deferred payment obligations; and

(7) other consolidated non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the preceding sentence, the items described in clauses (2) through (6) above relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would not be prohibited at the date of determination to be dividended to the Company by such Restricted Subsidiary pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, except for restrictions under any Credit Facility.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are (x) calculated by reference to the income or profits of such Person or such Person and its Subsidiaries, or (y) any franchise taxes or equity taxes (in each case to the extent included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capital Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a Capital Lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such net benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net consolidated income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); provided, however, that the net income of a Special Entity that does not Guarantee the notes will not be included in such Consolidated Net Income except for the amount of cash actually distributed by such Special Entity during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any after tax gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any after tax extraordinary gain or loss;

(5) the cumulative effect of a change in accounting principles;

(6) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines; and

(7) any unrealized non-cash gains or losses on charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133).

“Continuing Directors” means the individuals who, as of the Issue Date, are directors of the Company and any individual becoming a director of the Company subsequent to the Issue Date whose election, nomination for election by the Company’s stockholders or appointment, was approved by a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for election as a director, without objection to such nomination).

“Control” of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative of the foregoing.

“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more credit facilities (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including successive amendments, restatements, modifications, renewals, refunds, replacements or refinancings and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the notes or (b) the first date after the Issue Date on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of control” and “Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “Certain covenants — Limitation on restricted payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of March 16, 2006, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the Issue Date or thereafter issued, without duplication:

(1) any Guarantee of the Bank Indebtedness or the notes by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

(2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post-filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

(1) any Indebtedness Incurred in violation of the Indenture;

(2) any obligations of such Subsidiary Guarantor to the Company or another Subsidiary;

(3) any liability for federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Subordinated Obligations of such Subsidiary Guarantor; or

(6) any Capital Stock.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a note is registered in the Security Registrar’s books.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, and all products, by-products and all other substances refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquefied petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, as applied to any Person, without duplication:

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business);

(3) all obligations of such Person evidenced by notes, bonds, debentures, mandatorily redeemable preferred stock or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business);

(4) all payment obligations created or arising under any conditional sale, deferred price or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(5) any Capital Lease Obligation of such Person, other than obligations under oil and gas leases entered into in the ordinary course of business;

(6) all reimbursement, payment or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(7) all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (1) through (6) above;

(8) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10) all obligations referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest;

except that Indebtedness of the type referred to in clauses (7) and (10) above will be included within the definition of “Indebtedness” only to the extent of the least of (a) the amount of the underlying Indebtedness referred to in the applicable clause (1) through (6) above; (b) in the case of clause (7), the limit on recoveries, if any, from such Person under obligations of the type referred to in clause (7) above, and (c) in the case of clause (10), the aggregate value (as determined in good faith by the board of directors or similar governing body of such Person) of the property of such Person subject to such mortgage or security interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;

in which case, such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate futures contract, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to employees, directors or customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations Incurred in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants — Limitation on restricted payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), in each case, with a stable or better outlook.

“Issue Date” means June 25, 2009.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or similar charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to Minority Interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) amounts accrued in accordance with GAAP in respect of liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition or liabilities incurred in connection with such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets under Commodity Agreements, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities under Commodity Agreements, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storing, refining, selling and transporting any production from such interests or properties and products produced therefrom or in association therewith, and (c) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by such Person which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes.

“Permitted Business Investment” means any Investment made in the ordinary course of the business of the Company or any Restricted Subsidiary or that is of a kind or character that is customarily made in the conduct of the Oil and Gas Business, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1) ownership interests in oil and gas properties, liquid natural gas facilities, refineries, drilling operations, processing facilities, gathering systems, pipelines or ancillary real property interests; and

(2) Investments in the form of or pursuant to oil and gas leases, operating agreements, gathering agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization or pooling designations, declarations, orders and agreements, gas balancing or deferred production agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties.

“Permitted Holders” means the following:

(1) the Company or any Subsidiary of the Company;

(2) a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company; and

(3) Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, and their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or Controlled affiliates.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary (other than a Special Entity that does not Guarantee the notes) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Special Entity that does not Guarantee the notes); provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is the Oil and Gas Business;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of the Oil and Gas Business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees and directors made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain covenants — Limitation on sales of assets and subsidiary stock;”

(9) Investments in existence on the Issue Date or made pursuant to agreements or commitments in effect on the Issue Date;

(10) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants — Limitation on indebtedness;”

(11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount not to exceed $10 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Guarantees made in accordance with “Certain covenants — Limitations on indebtedness;”

(13) Investments in a Special Entity that does not Guarantee the notes in an aggregate amount not to exceed 10% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);

(14) Permitted Business Investments in an aggregate amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); and

(15) any Asset Swap made in accordance with “Certain covenants — Limitation on sales of assets and subsidiary stock.”

In order to be a Permitted Investment, an Investment need not be permitted solely by one subsection of this definition but may be permitted in part by one such subsection and in part by one or more other subsections of this definition. In the event an Investment meets the criteria of one or more of the subsections of this definition, the Company, in its sole discretion, may classify (or subsequently reclassify) all or any portion of such Investment as being permitted by any one or more of such subsections.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and related obligations of the Company or any Restricted Subsidiary Incurred pursuant to a Credit Facility outstanding on June 27, 2008 or permitted to be Incurred under the Indenture under the covenant described in clause (1) of the second paragraph under “Certain covenants — Limitation on indebtedness;”

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or earnest money, good faith or similar deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, suppliers’, materialmen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP, if any, shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP shall have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, permits, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or surface leases and other similar rights in respect of surface operations or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date;

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

(17) Liens securing the notes and Subsidiary Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(20) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the oil and gas property or other interest that is subject to such Production Payments and Reserve Sales;

(21) Liens arising under oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, partnership agreements, joint venture agreements, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are subject to the relevant agreement, program, order or contract;

(22) Liens on pipelines or pipeline facilities that arise by operation of law; and

(23) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $10 million.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture, or other entity, or government or political subdivision or agency.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, under which the grantee or transferee thereof has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause to be operated and maintained, the related oil and gas properties or other related interests in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

“Rating Agency” means Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivables” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Second Lien Credit Agreement” means the Credit Agreement dated as of August 8, 2008, among the Company, the lenders from time to time party thereto and Credit Suisse, as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Senior Indebtedness” means the notes and, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the 2015 Senior Notes, the Bank Indebtedness and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) any Indebtedness Incurred in violation of the Indenture;

(2) any obligation of the Company to any Subsidiary;

(3) any liability for federal, state, foreign, local or other taxes owed or owing by the Company;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Subordinated Obligations; or

(6) any Capital Stock.

“Senior Secured Credit Agreement” means (1) the Amended and Restated Credit Agreement, dated as of February 9, 2007, among the Company, JPMorgan Chase Bank, N.A, as global administrative agent, and the other agents and financial institutions from time to time party thereto, as amended; (2) the Amended and Restated Credit Agreement, dated as of February 9, 2007, among Quicksilver Resources Canada Inc., JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, JPMorgan Chase Bank, N.A., as global administrative agent, and the financial institutions from time to time party thereto, as amended; and (3) each such agreement as the same may be amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Entity” means any Restricted Subsidiary that is not a Wholly-Owned Subsidiary that (i) is classified as a pass-through entity for U.S. federal, state, local and foreign income tax purposes and (ii) has no Indebtedness.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means (i) Cowtown Pipeline Funding, Inc., Cowtown Pipeline Management, Inc., Cowtown Pipeline L.P. and Cowtown Gas Processing L.P., and (ii) any Restricted Subsidiary (other than a Foreign Subsidiary and, except to the extent it Guarantees the notes, a Special Entity) created or acquired by the Company or one or more of its Restricted Subsidiaries after the Issue Date.

“Unrestricted Subsidiary” means (1) each of Quicksilver Gas Services Holdings LLC, Quicksilver Gas Services Operating GP LLC, Quicksilver Gas Services GP LLC, Quicksilver Gas Services LP, Quicksilver Gas Services Operating LLC, Cowtown Gas Processing Partners L.P. and Cowtown Pipeline Partners L.P.; (2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and (3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation and at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants — Limitation on restricted payments;”

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms materially less favorable to the Company than those that might have been reasonably obtained from Persons that are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Benefit Plan Investor Considerations

The notes generally may be purchased and held by an employee benefit plan subject to Title I of ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or a plan, individual retirement account or other arrangement that is subject to the provisions of any Federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA and the Code (such laws, collectively, “similar laws”). A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a Note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or violate any similar law. Each purchaser and transferee of a Note who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the Note that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or violate any similar law.

Material U.S. Federal Income Tax Considerations

General

The following is a summary of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial holders. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or I.R.S., or an opinion of counsel with respect to the statements made herein concerning the notes, and we cannot assure you that the I.R.S will agree with such statements.

This summary assumes that the notes are held as capital assets and holders purchase the notes upon their initial issuance pursuant to this prospectus supplement at the notes’ initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

This summary of material U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more “United States person” (as defined in the Code) or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Original Issue Discount on Notes

Because the notes were issued at a discount greater than a de minimis amount from the principal amount payable at maturity, for U.S. federal income tax purposes, the excess of the principal amount of each note over its issue price will constitute original issue discount (“OID”). Holders will be required to include OID in income as it accrues, in accordance with a constant yield method, regardless of their regular method of accounting for U.S. federal income tax purposes. Under these rules, holders will thus generally be including amounts in income prior to receipt of the associated cash, and will include increasingly greater amounts of OID in each successive accrual period. A holder’s tax basis for determining gain or loss on the sale or other disposition of a note will be increased by OID included in the holder’s gross income. Holders may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without I.R.S. consent.

Payments of interest

Stated interest on the notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, increased by the amount of OID previously included in the holder’s gross income.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

A U.S. Holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to stated interest that has accrued through the date of sale and has not been previously included in income.

Information reporting and backup withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest (including OID) on and the proceeds of certain sales of notes unless the U.S. Holder is an exempt recipient. A backup withholding tax may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the I.R.S. that payments to the U.S. Holder are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided that the U.S. Holder furnishes the required information to the I.R.S. on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will generally apply to you if you are a Non-U.S. Holder of notes. The term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, estate or trust that is not a U.S. Holder.

Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies,” as such terms are defined in the Code. If you are a Non-U.S. Holder, we encourage you to consult your tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of interest

The 30% U.S. federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment to a Non-U.S. Holder of interest (including OID) on a note that is not effectively connected with a U.S. trade or business provided that:

•	the Non-U.S. Holder does not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of our voting stock, within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us directly or indirectly through stock ownership;

•	the Non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	(a) the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an I.R.S. Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on a Non-U.S. Holder’s behalf and certifies, under penalties of perjury, either that it has received I.R.S. Form W-8BEN from the holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the holder’s foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) I.R.S. Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) I.R.S. Form W-8ECI stating that interest (including OID) paid on the note is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including accrued OID) on a note is effectively connected with the conduct of that trade or business, it will instead be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if the holder were a U.S. Holder, except as otherwise provided by an applicable tax treaty. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest

(including accrued OID) on the notes which is effectively connected with a foreign corporate holder’s conduct of a trade or business in the United States would be included in its earnings and profits.

Disposition of notes

Any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as such, and accrued OID) will not be subject to the 30% U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

Information reporting and backup withholding

In general, we must report to the I.R.S. and to each Non-U.S. Holder the amount of interest (including OID) on the notes paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. Backup withholding may apply to certain payments of principal, premium (if any) and interest (including OID) on the notes to Non-U.S. Holders, as well as to the proceeds of certain sales of notes made through brokers, unless the holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “— Payments of interest” is generally effective to establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided that it furnishes the required information to the I.R.S. on a timely basis.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated June 18, 2009, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, the following respective principal amounts of the notes:

Principal
Underwriter	Amount

Credit Suisse Securities (USA) LLC	$165,000,000
Deutsche Bank Securities Inc.	105,000,000
J.P. Morgan Securities Inc.	105,000,000
BNP Paribas Securities Corp.	43,500,000
Scotia Capital (USA) Inc.	43,500,000
Calyon Securities (USA) Inc.	24,000,000
RBS Securities Inc.	24,000,000
TD Securities (USA) LLC	24,000,000
Wedbush Morgan Securities Inc.	24,000,000
BBVA Securities Inc.	6,000,000
CIBC World Markets Corp.	6,000,000
Comerica Securities, Inc.	6,000,000
Daiwa Securities America Inc.	6,000,000
KeyBanc Capital Markets Inc.	6,000,000
SG Americas Securities, LLC	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000

Total	$600,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

We estimate that our out of pocket expenses for this offering will be approximately $620,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for fees and expenses. Affiliates of most of the underwriters are lenders under our existing revolving credit facility. In addition, affiliates of certain of the underwriters may hold long and short positions in our other outstanding notes.

We intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us to affiliates of certain underwriters. Accordingly, the offering is being made in compliance with the requirements of Rule 5110(h) of the Financial Industry Regulatory Authority and Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Deutsche Bank Securities Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus supplement, is no lower than that recommended by Deutsche Bank Securities Inc.

We have agreed to indemnify the several underwriters and Deutsche Bank Securities Inc. in its capacity as qualified independent underwriter, against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in “T+5,” to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M of the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the notes who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the notes until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market.

Selling restrictions concerning the Member states of the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Residents of Japan

The underwriters will not offer or sell any of our notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Residents of Hong Kong

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Residents of Singapore

This prospectus and prospectus supplement or any other offering material relating to our notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly our notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or prospectus supplement or any other offering material relating to our notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Residents of Germany

Each person who is in possession of this prospectus or prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to our notes. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our notes otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Residents of France

The notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or prospectus supplement or any other offering material relating to the notes, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Notice to Residents of the Netherlands

Our notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and prospectus supplement and in any other documents or advertisements in which a forthcoming offering of our notes is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our notes, and this prospectus or prospectus supplement or any other offering material relating to our notes may not be considered an offer or the prospect of an offer to sell or exchange our notes.

Legal Matters

The validity of the notes offered hereby will be passed upon for Quicksilver by Davis Polk & Wardwell, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements incorporated in this prospectus by reference from Quicksilver Resources Inc.’s Amendment No. 3 to the Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Quicksilver Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and includes explanatory paragraphs relating the restatement as discussed in Notes 14 and 21, and the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment to ARB 51 (“SFAS 160”), FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1), and FASB Staff Position EITF 03-6-1: Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (FSP EITF 03-6-1), and the related disclosures in Notes 2, 4, 12, 14, 16, 18 and 21, and (2) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Quicksilver Resources Canada Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements of Quicksilver Resources Canada Inc. from the separate records maintained by Quicksilver Resources Inc.), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Cowtown Pipeline Funding, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the consolidated financial statements of Cowtown Pipeline Funding Inc. from the separate records maintained by Quicksilver Resources Inc., and to the adoption of SFAS 160 described in Note 2), which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Quicksilver Gas Services Holdings LLC as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the consolidated financial statements of Quicksilver Gas Services Holdings LLC from the separate records maintained by Quicksilver Resources Inc., and to the adoption of SFAS 160 described in Note 2), which is incorporated by reference herein. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statements of revenues and direct operating expenses of the Alliance Operations, acquired by the Company on August 8, 2008 for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BreitBurn Energy Partners L.P. incorporated in this prospectus by reference to Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Reserve Engineers

Certain information contained in the documents we incorporate by reference regarding estimated quantities of natural gas and crude oil reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Data & Consulting Services Division of Schlumberger Technology Corporation and LaRoche Petroleum Consultants, Ltd. Certain information contained in the documents we incorporate by reference regarding estimated quantities of natural gas and crude oil reserves owned by BreitBurn Energy Partners L.P., the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Data & Consulting Services Division of Schlumberger Technology Corporation and Netherland, Sewell & Associates, Inc. All of such information has been incorporated into this prospectus supplement by reference in reliance upon the authority of these firms as experts in such matters.

PROSPECTUS

QUICKSILVER RESOURCES INC.

Common Stock, Preferred Stock, Depository Shares, Debt Securities,
Guarantees of Debt Securities,
Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, depository shares, debt securities, guarantees of debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings.

Our common stock is listed on the New York Stock Exchange under the trading symbol “KWK.”

We will provide the specific terms of the securities in supplements to this prospectus.

We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Quicksilver,” “the Company,” “we,” “us” and “our” refer to Quicksilver Resources Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

QUICKSILVER RESOURCES INC.

We are an independent energy company engaged primarily in exploration, development and production of unconventional natural gas onshore in North America. We own producing oil and natural gas properties in the United States, principally in Texas, Wyoming and Montana, and in Alberta, Canada, which had estimated total proved reserves of approximately 2.2 Tcfe of natural gas at December 31, 2008. We also explore for natural gas onshore in North America, principally in the Horn River Basin of Northeast British Columbia and the Delaware Basin of West Texas. In addition, our new ventures team actively studies other basins in North America for unconventional natural gas opportunities which may yield future exploration opportunities. We also own approximately 73% of Quicksilver Gas Services LP, a publicly traded midstream master limited partnership controlled by us, and we own approximately 41% of the limited partner units of BreitBurn Energy Partners L.P., a publicly-traded oil and natural gas exploration and production master limited partnership.

Our principal executive offices are located at 777 West Rosedale Street, Fort Worth, Texas 76104 and our telephone number is (817) 665-5000. Our website address is www.qrinc.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which they form a part.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Period Ended	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	*	*	10.3	3.4	5.3	3.6

*	The shortfall in the earnings available for fixed charges to achieve a ratio of earnings to fixed charges of 1.0 amounted to $956.1 million and $635.8 million, for the three months ended March 31, 2009 and the year ended December 31, 2008, respectively.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that we may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF QUICKSILVER CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law and subject to the voting rights of our preferred stock of any series that may be outstanding from time to time, the holders of common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including the following:

•	the designation of the series;

•	the rate and time of, and conditions and preferences with respect to, dividends, and whether the dividends will be cumulative;

•	the voting rights, if any, of shares of the series;

•	the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series;

•	the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

•	the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

In connection with our stockholder rights agreement, discussed below, we designated 400,000 shares of our authorized preferred stock as Series A junior participating preferred stock. We have not issued any shares of Series A junior participating preferred stock.

Purposes and Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

General

Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Classified Board of Directors; Removable Only for Cause

Our certificate of incorporation divides our board of directors into three classes of directors, with each class serving staggered, three-year terms. In addition, our directors may be removed from office only for cause by a vote of at least 66 2/3% in voting power of the then-outstanding shares of our voting stock entitled to vote in the election of directors, voting together as a single group. The classification of our board of directors means that, unless directors are removed for cause, it could require at least two annual meetings of stockholders for a majority of stockholders to make a change of control of the board of directors, because only a portion of the directors will be elected at each meeting. A significant effect of a classified board of directors may be to deter hostile takeover attempts, because an acquiror could experience delay in replacing a majority of the directors. A classified board of directors also makes it more difficult for stockholders to effect a change of control of the board of directors, even if such a change of control were to be sought due to dissatisfaction with the performance of our company’s directors.

Supermajority Voting

Our certificate of incorporation requires the approval of the holders of at least 66 2/3% of the then-outstanding shares of our voting stock entitled to vote in the election of directors, voting together as a single group, to amend, alter or repeal any provision of:

•	our certificate of incorporation governing the election and removal of directors; and

•	our certificate of incorporation prohibiting stockholder actions by written consent.

Limitation of Director Liability

Our certificate of incorporation limits the liability of directors to our company and our stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	violations under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

These provisions in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our company and its stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under federal securities laws.

No Stockholder Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be effected by a written consent of stockholders in lieu of a meeting of stockholders. This prevents stockholders from initiating or effecting any action by written consent, thereby limiting the ability of stockholders to take actions opposed by our board of directors.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority of our entire board of directors, our chairman of the board, our president or our chief executive officer.

Stockholder Rights Agreement

On March 11, 2003, our board of directors adopted a Rights Agreement (referred to herein as the stockholder rights agreement) between us and Mellon Investor Services LLC, as rights agent, and declared a dividend of one right for each outstanding share of common stock, payable to stockholders of record at the close of business on March 26, 2003. The stockholder rights agreement provides that each share issued after March 26, 2003 and prior to the time that the rights expire, are redeemed or become exercisable (whichever occurs first) will be accompanied by one right. On December 20, 2005, the stockholder rights agreement was amended and restated to, among other things, increase the exercise price of the rights to $180 per right, subject to adjustment as provided in the stockholder rights agreement. Pursuant to the terms of the rights agreement, on January 31, 2008, the exercise price of the rights was adjusted from $180 to $90 to reflect a two-for-one common stock split in the form of a stock dividend.

The rights are not exercisable until the earlier of:

•	the first date of public announcement of a person or group of affiliated or associated persons (referred to herein as an acquiring person) having acquired beneficial ownership of 15% or more of our outstanding common shares, except pursuant to a permitted offer or if such person or group is a grandfathered stockholder; or

•	10 days, or such later date as our board of directors may determine, following the commencement of, or first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

We are entitled to redeem the rights in exchange for a payment (currently $0.01 per right, but subject to possible adjustment) at any time prior to the earlier to occur of:

•	a person becoming an acquiring person; or

•	the expiration of the rights.

If the rights become exercisable, a holder of rights (other than rights beneficially owned by an acquiring person, which rights would be void), would be entitled to buy a number of shares of our common stock or, if certain transactions involving an acquisition of our company or its assets have occurred, the common stock of the acquiring company, having a market value of twice the exercise price of each right (currently $90, but subject to possible adjustment). Holders of shares of our common stock who do not exercise their rights in such circumstances will experience dilution of their investment in the company. The rights under the stockholder rights agreement expire on March 11, 2013, unless earlier redeemed or exchanged. Until a right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

We are entitled to amend the rights, without restriction and without the approval of any holders of shares of our common stock, at any time or from time to time prior to the rights becoming exercisable. After the rights become exercisable, our ability to amend the rights is subject to specified restrictions.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

•	prior to that time, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF DEBT SECURITIES

The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness of Quicksilver, which we refer to as “debt securities.” We may issue debt securities in one or more series under an indenture, dated as of December 22, 2005, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee. A copy of the indenture which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, is incorporated herein by reference. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the indenture.

The provisions of the indenture will generally be applicable to all of the debt securities. Selected provisions of the indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities;

•	the extent, if any, to which the debt securities are subordinated in right of payment to other indebtedness of Quicksilver;

•	any limit on the aggregate principal amount of the debt securities;

•	any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest will be payable and the regular record dates for interest payment dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

•	any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

•	the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for the common stock or other securities of Quicksilver or any other person;

•	the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

•	the applicability to the debt securities of the provisions described in “— Defeasance” below.

We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an “original issue discount security”) may be described in an applicable prospectus supplement.

If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement:

•	the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

•	payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Guarantees

Debt securities may be guaranteed by one or more of our direct or indirect domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement relating to the debt securities of a particular series may describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees may be joint and several obligations of the guarantors.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary;

•	by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

•	in any other circumstances described in an applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the indenture.

We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the indenture:

•	the applicable depositary would authorize its participants to give the notice or take the action; and

•	the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain Covenants of Quicksilver

Maintenance of Office or Agency.  We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying Agents, Etc.  If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of or interest on any debt securities that remain unclaimed for two years after the principal or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

Existence.  We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

Restrictive Covenants.  Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

The following are Events of Default under the indenture with respect to debt securities of any series:

(1) failure to pay principal of or premium, if any, on any debt security of that series when due;

(2) failure to pay any interest on any debt security of that series when due, which failure continues for 30 calendar days;

(3) failure to make any sinking fund payment when and as due by the terms of any debt security of that series;

(4) failure to redeem any debt security of that series when required to do so under the terms thereof;

(5) failure to perform, or breach of, any other of our covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which failure or breach continues for 60 calendar days after written notice thereof has been given to us as provided in the indenture;

(6) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other of our or certain of our subsidiaries’ indebtedness, the unpaid principal amount of which is not less than $15 million, which default results in the acceleration of the maturity of the indebtedness prior to its stated maturity or occurs at the final maturity thereof;

(7) specified events of bankruptcy, insolvency, or reorganization involving us or certain of our subsidiaries; and

(8) any other Event of Default provided with respect to debt securities of that series.

Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that:

•	in the case of a default in the performance of any covenant of the character contemplated in clause (5) above, no notice will be given until at least 30 calendar days after the occurrence of the default; and

•	other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

If an Event of Default described in clause (7) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See “— Modification and Waiver” below.

Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have furnished to the trustee reasonable security or indemnity. Subject to the provisions of the indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	the holder has previously given to the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series have requested the trustee to institute a proceeding in respect of the Event of Default;

•	the holder or holders have furnished reasonable indemnity to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of the same series a direction inconsistent with the request; and

•	the trustee has failed to institute the proceeding within 60 calendar days.

However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and interest on such debt security on or after the applicable due dates for the payment of such principal and interest.

We are required to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in our performance.

Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

In general, modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected thereby. However, no modification or amendment of the indenture may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of, or any installment of principal of, or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of debt securities of any series required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

•	a default in the payment of the principal of, or premium, if any, or interest on, any debt security of that series; or

•	a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Defeasance

Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, we:

(1) will be deemed to have been discharged from our obligations with respect to the debt securities of that series; or

(2) will be released from our obligations to comply with certain covenants described under “— Certain Covenants of Quicksilver” above with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5), (6), and (8) under “— Events of Default” above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indenture, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (5) under ‘‘— Events of Defaults” above.

In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of, premium, if any, and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition:

•	no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the indenture shall have occurred and be continuing on the date of such deposit;

•	no Event of Default described in clause (7) under “— Events of Default” above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (7) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

•	in the event of any defeasance described in clause (1) above, we shall have delivered an opinion of counsel, stating that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

•	in the event of any defeasance described in clause (2) above, we shall have delivered an opinion of counsel to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred.

If we fail to comply with our remaining obligations under the indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

We, at our option, may satisfy and discharge the indenture (except for specified obligations of us and the trustee, including, among others, the obligations to apply money held in trust) when:

•	either:

(1) all of our debt securities previously authenticated and delivered under the indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

(2) all of our debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

Limitations on Merger and Other Transactions

Prior to the satisfaction and discharge of the indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

•	either:

(1) we are the continuing or surviving person in the consolidation or merger; or

(2) the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the indenture;

•	immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

•	an officer’s certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

The continuing, surviving, or successor person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The indenture contains specified limitations on the right of the trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as our creditor will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the Indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, purchase contracts, warrants, debt securities or any combination of such securities.

FORMS OF SECURITIES

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments to holders with respect to securities, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Quicksilver, the trustees, the warrant agents, the unit agents or any other agent of Quicksilver, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Quicksilver and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Quicksilver, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Quicksilver at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Quicksilver to indemnification by Quicksilver against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Quicksilver and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

Quicksilver files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Quicksilver who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows Quicksilver to “incorporate by reference” information into this document. This means that Quicksilver can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that Quicksilver makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed), until all the securities offered under this prospectus are sold.

Securities and Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K, including any amendment	Fiscal year ended December 31, 2008
Quarterly Report on Form 10-Q, including any amendment	Quarterly period ended March 31, 2009
Current Report on Form 8-K	Filed on October 10, 2008, April 9, 2009, April 20, 2009, May 19, 2009, May 22, 2009, May 28, 2009 and June 17, 2009 (3 reports)
Proxy Statement on Schedule 14A (those portions incorporated by reference into Quicksilver’s Form 10-K only)	Filed on April 8, 2009

Documents incorporated by reference are available from the Securities and Exchange Commission as described above or from Quicksilver without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Investor Relations Department
Quicksilver Resources Inc.
777 West Rosedale Street
Fort Worth, Texas 76104
(817) 665-5000

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, the documents we incorporate by reference and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	fluctuations in natural gas, NGL and crude oil prices;

•	failure or delays in achieving expected production from exploration and development projects;

•	uncertainties inherent in estimates of natural gas, NGL and crude oil reserves and predicting natural gas, NGL and crude oil reservoir performance;

•	effects of hedging natural gas, NGL and crude oil prices;

•	fluctuations in the value of certain of our assets and liabilities;

•	competitive conditions in our industry;

•	actions taken or non-performance by third parties including suppliers, contractors, operators, processors, transporters, customers and counterparties;

•	changes in the availability and cost of capital;

•	delays in obtaining oilfield equipment and increases in drilling and other service costs;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	the effects of existing and future laws and governmental regulations; and

•	the effects of existing or future litigation.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

VALIDITY OF THE SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Quicksilver Resources Inc.’s Amendment No. 3 to the Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Quicksilver Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs relating the restatement as discussed in Notes 14 and 21, and the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment to ARB 51 (“SFAS 160”), FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1), and FASB Staff Position EITF 03-6-1: Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (FSP EITF 03-6-1), and the related disclosures in Notes 2, 4, 12, 14, 16, 18 and 21, and (2) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Quicksilver Resources Canada Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements of Quicksilver Resources Canada Inc. from the separate records maintained by Quicksilver Resources Inc.), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Cowtown Pipeline Funding, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the consolidated financial statements of Cowtown Pipeline Funding Inc. from the separate records maintained by Quicksilver Resources Inc., and to the adoption of SFAS 160 described in Note 2), which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Quicksilver Gas Services Holdings LLC as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the consolidated financial statements of Quicksilver Gas Services Holdings LLC from the separate records maintained by Quicksilver Resources Inc., and to the adoption of SFAS 160 described in Note 2), which is incorporated by reference herein. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statements of revenues and direct operating expenses of the Alliance Operations, acquired by the Company on August 8, 2008 for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BreitBurn Energy Partners L.P. incorporated in this prospectus by reference to Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

RESERVE ENGINEERS

Certain information contained in the documents we incorporate by reference regarding estimated quantities of natural gas and crude oil reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Data & Consulting Services Division of Schlumberger Technology Corporation and LaRoche Petroleum Consultants, Ltd. Certain information contained in the documents we incorporate by reference regarding estimated quantities of natural gas and crude oil reserves owned by BreitBurn Energy Partners L.P. and its subsidiaries, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Data & Consulting Services Division of Schlumberger Technology Corporation and Netherland, Sewell & Associates, Inc. All of such information has been incorporated into this prospectus by reference in reliance upon the authority of these firms as experts in such matters.